Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-70526

PROSPECTUS



                               MAC FILMWORKS, INC.

                                  250,000 UNITS

         This is our initial public offering of 250,000 units at a price of $1.00 per unit. Each unit consists of one share of common stock and seven redeemable warrants, each to purchase one share of common stock. The common stock and the warrants included in the units are separately transferable at any time after the date of this prospectus.

         The units will be offered on a best efforts minimum/maximum basis with a minimum offering of 100,000 units or $100,000, and a maximum offering of 250,000 units or $250,000. We have retained One Financial Securities, Ltd. to assist us in offering and selling the units.

         All proceeds from the sale of the first 100,000 units will be placed in a non-interest bearing escrow account. If we are unable to sell the minimum amount, we will return your funds to you promptly without interest. The offering will close upon the earlier of (1) the sale of all 250,000 units or (2) August 7, 2005.

         The units, common shares, and warrants are not currently traded on any exchange, Nasdaq or on the OTC Bulletin Board. We intend to apply for listing of the common shares and the warrants on the OTC Bulletin Board.


                                                   Price to                                           Proceeds to
                                                   Investors        Underwriting Commissions         Mac Filmworks
                                                   ---------        ------------------------         -------------
Per Unit.....................................        $1.00                    $0.10                     $ 0.90

Minimum Offering.............................      $ 100,000                 $10,000                   $ 90,000

Assuming Sale of 175,000 Units...............      $ 175,000                 $17,500                   $ 157,500

Maximum Offering.............................      $ 250,000                 $25,000                   $ 225,000

         The table above does not include offering expenses estimated at $15,000.

                           ---------------------------

         This investment involves a high degree of risk. You should purchase the units only if you can afford a complete loss of your investment. We urge you to read the Risk Factors section beginning on page 6 along with the rest of this prospectus before you make your investment decision.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         ONE FINANCIAL SECURITIES, LTD.


                The date of this prospectus is February 7, 2005.

                                Table of Contents


                                                                                                                Page
Prospectus summary.................................................................................................1
Summary financial information......................................................................................6
Risk Factors.......................................................................................................7
Use of Proceeds...................................................................................................13
Determination of Offering Price...................................................................................14
Dividend Policy...................................................................................................14
Dilution..........................................................................................................14
Capitalization ...................................................................................................16
Management's Discussion and Analysis of Financial Condition and Plan of Operations................................17
Business..........................................................................................................23
Management........................................................................................................30
Executive compensation............................................................................................30
Principal Stockholders............................................................................................32
Certain Relationships and Related Transactions....................................................................32
Description of Securities ........................................................................................33
Shares Eligible for Future Sale...................................................................................37
Plan of Distribution..............................................................................................38
Disclosure of Commission Position on Indemnification for Securities Act Liabilities...............................40
Market for Common Stock and Related Stockholder Matters...........................................................40
Interest of Named Experts and Counsel.............................................................................41
Experts...........................................................................................................41
Legal Matters.....................................................................................................41
Where You Can Find More Information...............................................................................41
Financial Statements.............................................................................................F-1

                               Prospectus summary

         To understand this offering fully, you should read the entire prospectus carefully, including the Risk Factors section beginning on page 6 and the financial statements.


                               Mac Filmworks, Inc.

         We are a development stage entertainment company that intends to market and distribute motion picture features, made-for-television movies, animated children's films and cartoons to consumers through various sources. We currently own 93 copyrighted films and 903 public domain films and television programs. In addition, we have an option to acquire 62 copyrighted and 8 public domain films, which we intend to exercise using proceeds from this offering.

         The majority of our properties are in the public domain. Public domain properties are films or television programs that are no longer under copyright protection. Though we currently own or have the option to purchase broadcast-quality master tapes of our public domain properties, we will be unable to assert our exclusive right to license or distribute such properties and may have no recourse against others who also seek to market and distribute these properties.

         If we sell 125,000 units, 175,000 units, or 250,000 units, we believe we will have sufficient capital for operations for approximately three months, five months and seven months, respectively. We have generated only nominal revenues since inception and have had net operating losses of $3,015,506 from inception through September 30, 2004. Our current operations are limited to maintaining our current assets and raising capital. At the close of this offering we intend to begin the marketing and distribution of our properties.

         Assuming we sell the maximum amount, we estimate that we will have sufficient working capital for approximately seven months of operations. Currently, we owe approximately $847,383 in principal and accrued interest on promissory notes issued in exchange for film libraries purchased during 1997. We are required to make principal payments of $274,000 plus accrued interest in August 2005 and $271,000 plus accrued interest in August 2006. We do not intend to use the proceeds of this offering to make any payments on the notes. We must either generate substantial revenues or raise significant capital within a period of seven months following this offering or we will not be able to repay the notes. If we are unable to make payments due in August 2005 or are unable to negotiate the extension of the maturity dates of such notes, we may lose our rights to all but 170 films.

         Our principal executive offices are located at 9464 Mansfield Road, Suite A-1, Shreveport, Louisiana 71118, and our phone number is (318) 687-8785. All references to we, our, or us, refer to Mac Filmworks, Inc., a Delaware corporation, and our subsidiary, Mac Filmworks, Inc., a Texas corporation.

                                  The Offering


Securities offered......................    We are offering a minimum of 100,000
                                            units and a maximum of 250,000 units
                                            at a price of $1.00 per unit. Each
                                            unit consists of one share of common
                                            stock and seven stock purchase
                                            warrants. Each warrant gives the
                                            holder the right to purchase one
                                            share of common stock.

Description of warrants..................   Exercise. The warrants will be
                                            exercisable at any time, until they
                                            expire three years from the closing
                                            date of the offering. Each warrant
                                            entitles the holder to purchase one
                                            share of common stock at the
                                            following exercise prices:

                                            o   $2.00 per share for each Class A
                                                warrant,
                                            o   $3.00 per share for each Class B
                                                warrant,
                                            o   $4.00 per share for each Class C
                                                warrant,
                                            o   $5.00 per share for each Class D
                                                warrant,
                                            o   $6.00 per share for each Class E
                                                warrant,
                                            o   $7.00 per share for each Class F
                                                warrant, and
                                            o   $8.00 per share for each Class G
                                                warrant.

                                            Redemption. We may redeem some or
                                            all of the outstanding warrants by
                                            providing warrant holders with 30
                                            days prior written notice. We may
                                            redeem the warrants at a redemption
                                            price of $0.01 per warrant, provided
                                            that the closing high bid price of
                                            our common stock is at least 150% of
                                            the exercise price of the warrants
                                            for at least 20 of the last 30
                                            trading days and we have in effect a
                                            current registration statement
                                            registering the sale of shares of
                                            common stock issuable upon exercise
                                            of the warrants.

                                            The Class A, Class B, Class C, Class
                                            D, Class E, Class F and Class G
                                            warrants are collectively referred
                                            to as the "warrants" and are
                                            identical in all respects other than
                                            their exercise prices.

How to purchase Units                       To purchase units, please complete
                                            and deliver a subscription
                                            agreement, using the form attached
                                            as "Annex A" to this prospectus. You
                                            should review the instructions
                                            included in the subscription
                                            agreement.

Terms of Escrow                             We and the placement agents will
                                            deposit all payments in an escrow
                                            account at Hibernia National Bank,
                                            with whom we have signed an escrow
                                            agreement. If we do not accept an
                                            investor's subscription, we will
                                            return his funds promptly. If we do
                                            not receive acceptable subscriptions
                                            and payment for 100,000 units on or
                                            before August 7, 2005, we will
                                            terminate the offering and refund
                                            the money raised promptly.

                                            If the minimum is received on or
                                            before August 7, 2005, we will set a
                                            closing date to complete the initial
                                            sale of at least the minimum by
                                            transferring the funds out of the
                                            escrow account and promptly issuing
                                            the stock and warrants to the
                                            investors. After the initial
                                            closing, we and the placement agents
                                            will continue to deposit all
                                            subsequent payments into the escrow
                                            account until the earlier of (i)
                                            August 7, 2005 or (ii) the date on
                                            which a total of 250,000 units have
                                            been subscribed and accepted,
                                            promptly after which we will have a
                                            final closing.

                                            There may be one or more interim
                                            closings between the initial sale
                                            and the final closing. Your minimum
                                            purchase must be at least 100 shares
                                            ($500). This is our initial public
                                            offering and no public market
                                            currently exists for our common
                                            stock or warrants.

Common Stock Outstanding as of September 30, 2004

Before the offering, assuming
no conversion of securities.............    10,754,658 shares.

After the offering assuming
sale of the minimum units...............    10,854,658 shares

After the offering assuming
sale of the maximum units...............    11,004,658 shares.

Warrants Outstanding as of September 30, 2004

Before the offering.....................    None.

After the offering assuming                 100,000 of each of the Class A
sale of the minimum units...............    warrants, Class B warrants, and
                                            Class C warrants, Class D, Class E,
                                            Class F and Class G warrants.

After the offering assuming                 250,000 of each of the Class A,
sale of the maximum units...............    Class B Class C, Class D, Class E,
                                            Class F and Class G warrants.

Use of Proceeds; Market for Securities

Use of proceeds.........................    Assuming we raise the minimum
                                            amount, we will receive net proceeds
                                            of approximately $75,000 after
                                            payment of sales commissions and
                                            offering expenses. We intend to use
                                            the net proceeds for the following
                                            purposes:

                                            o   $12,000 for payment of existing
                                                debts;

                                            o   $20,000 for marketing expenses;

                                            o   $10,000 to purchase 70 films
                                                from Saturn Productions; and

                                            o   $33,000 for working capital
                                                expenses.

                                            Assuming we sell 175,000 units, we
                                            will receive net proceeds of
                                            approximately $142,500 after payment
                                            of sales commissions and offering
                                            expenses. We intend to use the net
                                            proceeds for the following purposes:

                                            o   $10,000 to purchase 70 films
                                                from Saturn Productions;

                                            o   $30,000 for payment of existing
                                                debts;

                                            o   $40,000 for marketing expenses;
                                                and

                                            o   $62,500 for working capital
                                                expenses.

                                            Assuming we raise the maximum
                                            amount, we will receive
                                            approximately $210,000 after the
                                            payment of sales commissions and
                                            offering expenses. We intend to use
                                            the net proceeds for the following
                                            purposes:

                                            o   $10,000 to purchase 70 films
                                                from Saturn Productions;

                                            o   $50,000 for payment of existing
                                                debts;

                                            o   $60,000 for marketing expenses;
                                                and

                                            o   $90,000 for working capital.

                                            The allocation of net proceeds to
                                            these uses is our best estimate. Our
                                            board of directors has the
                                            discretion to determine the use of a
                                            substantial portion of the net
                                            proceeds of the offering. For a more
                                            detailed description of the existing
                                            debts to be paid, please see the
                                            "Use of Proceeds" section on page
                                            12.

Market for our securities...............    There is currently no market for the
                                            units, common stock, or warrants. We
                                            have applied for listing of the
                                            common stock and warrants on the OTC
                                            Bulletin Board.

                          Summary financial information

         The following financial information is derived from our audited financial statements for the fiscal years ended December 31, 2003 and 2002 and the unaudited financial statements for the nine-month period ended September 30, 2004 and 2003.
..

                                            Year Ended             Nine Months Ended
                                            December 31,             September 30,
                                            ------------             -------------
Statement of operations data:            2003        2002          2004         2003
                                         ----        ----          ----         ----


Revenues ..........................   $   5,505    $  20,000    $      --    $   5,505

General and administrative expenses   $ 103,151    $ 118,403    $  68,312    $  74,119

Imputed film storage rental costs .   $   7,200    $   7,200    $   5,400    $   5,400

Depreciation and amortization .....   $   1,088    $   2,176    $      --    $   1,088

Interest expense ..................   $  46,115    $  43,395    $  37,090    $  34,276

Impairment Expense ................   $  15,000    $      --    $      --    $  15,000

Net earnings (loss) ...............   $(167,049)   $(151,174)   $(110,802)   $(124,378)

Net loss per common share .........   $    (.02)   $    (.01)   $    (.01)   $    (.01)


                                       As of             As of
       Balance sheet data:       December 31, 2003 September 30, 2004
                                 ----------------- ------------------

Working capital (deficit) ......   $ (1,327,208)     $ (1,355,110)

Total assets ...................   $         50      $      2,524

Notes payable for film
library purchases ..............   $    193,500      $    271,000
Current portion of notes payable
 for film purchases ............   $    617,289      $    576,383

Amounts due to related parties .   $    260,388      $    268,783

Accrued officer salary .........   $    436,000      $    499,000

Stockholders' equity (deficit) .   $ (1,520,708)     $ (1,626,110)

                                  Risk Factors

         Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

You will have to make your investment decision on this limited operating history, which may not be representative of our future operations.

         We were incorporated in October 1997. Since inception we have conducted minimal operations. Thus, we have a limited operating history for you to analyze or to aid you in making an informed judgment concerning the merits of an investment in our securities. We may not be able to successfully generate revenues, operate profitably, or make any distributions to the holders of our securities. Any investment in our securities should be considered a high risk investment because you will be placing funds at risk in an unseasoned start-up company with unforeseen costs, expenses, competition and other problems to which start-up ventures are often subject.

We will be dependent on our ability to raise additional capital. If we are unable to raise additional capital, we will not be able to fund future operations and may have to cease operations.

         To execute our business strategy, we require more capital than we currently have or that we may raise through this offering. As of September 30, 2004, we had cash reserves of approximately $159 and have generated nominal revenues. We can provide no assurance that we will be able to generate revenues sufficient to fund operations. With limited cash reserves and nominal revenues, we have had to limit our operations to maintaining our office and films and attempting to raise additional capital.

         We believe we will need a minimum of approximately $75,000 per month to execute our business plan of marketing, distributing approximately 200 films in the United States. Because this amount is significantly more than we are attempting to raise in this offering, we initially intend to limit our operations to marketing, distributing, and licensing of select titles from our library which we believe are our most marketable films. We intend to execute this strategy by limiting the number of films that we initially attempt to market and distribute, with a monthly operating budget of approximately $9,000 per month if we sell the minimum amount, or approximately $15,000 if we sell 175,000 units or 250,000 units.

         If we sell 100,000 units, 175,000 units or 250,000 units, we believe that we will have capital sufficient to fund marketing and working capital expenses for approximately three months, five months and seven months from the date the proceeds are released from escrow, respectively. In any case, however, we may require additional external funds at an earlier date if operating expenses are greater than anticipated. If we are unable to raise additional capital in the future, we may have to curtail any operations, cease conducting business, or bring cash flows into balance by some other method.

We have issued promissory notes with payments due in August 2005 and August 2006. We have not created a sinking fund for the repayment of those notes, and if we are unable to generate significant revenues or raise additional proceeds, we will likely default on the payment of the notes and lose our rights to a significant number of films in our library.

         In August and September 1997, we issued five promissory notes in connection with the purchase of our film libraries for aggregate principal balance of $544,500. As of September 30, 2004, we will owe $847,383 in principal and accrued interest. We have not created a sinking fund for the repayment of these notes. We have made minimal payments on the notes in order to extend the maturity dates of the notes. We are required to make principal payments of $274,000 plus accrued interest in August 2005 and $271,000 plus accrued interest in August 2006.

         Furthermore, as of September 30, 2004, we have generated only nominal revenues. If we are unable to generate substantial revenues or raise additional capital, we will be unable to make payments due in August 2005. We do not believe that we will be able to generate sufficient cash flows to repay the notes within the next twelve months and will be required to raise additional capital.

         If we are unable to make the payments due in August 2005 or to negotiate an extension to the maturity date of each of the notes, we will default on the notes and we will lose our rights to 896 of the 996 films in our library. In addition, we may be required to cease operations and/or file for Chapter 11 bankruptcy protection. Although we are legally obligated to make payment on the notes, there is no assurance that we will be financially able to do so.

We depend on the services of Jim McCullough and the loss of his services could have a material adverse effect on our ability to continue operations.

         Our success is dependent upon, among other things, the experience and abilities of Jim McCullough, Sr. Mr. McCullough has extensive experience, business contacts, and knowledge of the film production and distribution industry. Mr. McCullough is our chairman, chief executive officer, chief accounting officer and is solely responsible for our sales, marketing and product development. Mr. McCullough is currently 75 years of age. In January 2001, we entered into a three-year employment agreement with Mr McCullough. In January 2004, we renewed the employment agreement under the same terms. We do not maintain key-man life insurance on Mr. McCullough's life. The loss of Mr. McCullough's services for any reason could have a material adverse effect on our ability to continue operations.

Members of our management team may have conflicts of interest with Mac Filmworks. If Mr. McCullough does not disclose a conflict of interest to Mac Filmworks and a business opportunity is taken from us, our business may suffer.

         Our strategy to distribute and market our entertainment libraries and acquire additional film libraries may raise potential conflicts of interest between Mac Filmworks and our president and chairman, Jim McCullough. In addition to being an officer and director of Mac Filmworks, he is the president and principal shareholder of Triad Family Media, Inc., a business involved in the licensing and distribution of motion picture films.

         From time to time, Mr. McCullough may become aware of investment and business opportunities and may be faced with the issue of whether to involve Mac Filmworks in such a transaction. Mr. McCullough may have conflicts in the event that Triad actively seeks the acquisition of properties and business that are identical or similar to those that Mac Filmworks might seek. If at any time Mac Filmworks and Triad are simultaneously seeking business opportunities, Mr. McCullough may face the conflict of whether to submit a potential business acquisition to Mac Filmworks or to Triad.

         We have not established formal guidelines or procedures for resolving potential conflicts between Mac Filmworks and our management, except to impose an affirmative obligation to disclose any conflicts to our shareholders and the board of directors, and to contractually limit his involvement in other competitive businesses to no more than ten percent of his daily involvement. His failure to resolve conflicts of interest in favor of Mac Filmworks may result in his being liable to Mac Filmworks.

We are in a competitive industry with several companies with greater financial and technical resources, which may affect our ability to generate revenue.

         We compete in a highly competitive industry which is dominated by several large media companies, such as AOL Time Warner, Walt Disney Company, and Sony/Columbia, among others. In addition, we will compete with many smaller film and television distribution companies who own and/or distribute their properties. Both our larger competitors as well as most of the smaller competitors have significantly greater financial, technical, marketing and human resources than we do, which will make it difficult for us to compete. These competitors are able to devote greater resources than we can to the development, promotion and distribution sale of their products and respond more quickly than we can to new technologies or changes in customer preferences. Though we may never be able to compete with our largest competitors, our ability to compete with the smaller competitors will depend on our ability to quickly and efficiently develop, market and distribute our products. If we are unable to effectively execute this strategy, we may have difficulty generating revenue sufficient to support our operations and creating and establishing a market presence in our industry.

Our entertainment library may not appeal to mass audiences, which may negatively affect our ability to generate revenue.

         We currently own 93 copyrighted films and 903 public domain films, made-for-television movies, animated features and cartoons in our library. Of the 996 titles in our library, approximately 70% were released prior to 1948.

         Dependence on our entertainment library poses a significant risk in the event problems are encountered with respect to the audience tastes, cost of the product, or other competitive products that reduce demand for our products. We can provide no assurance successfully instituting our marketing plan will lead to market acceptance. If our films and television properties do not appeal to consumers' tastes, we may not generate sufficient revenue to cover related expenses, which may have a material adverse effect on our business and on your investment.

If consumers spend less on entertainment-related goods and services, we may have difficulty generating revenues or becoming profitable.

         Our business opportunities are directly dependent upon the level of consumer spending on home entertainment products and other related products, a discretionary spending item. In addition, our success depends upon a number of factors relating to consumer spending, including future economic conditions affecting disposable consumer income such as employment, business conditions, interest rates, and tax rates. Consumer spending in general or spending in the home entertainment market in particular may decline, which would likely have a direct effect on our ability to generate revenue.

Our entertainment library may be damaged or destroyed if we or any other company which maintains custody of portions of our library fail to properly care for and preserve our properties.

         Film negatives, often referred to as masters, must be properly cared for and stored at the appropriate conditions. Of the 996 films to which we have title, approximately 130, or 13% of our films are at our facility in Shreveport. The remaining films are being cared for and are in the custody of the companies from which we purchased the films. These companies have agreed to care for and provide adequate storage conditions for our films. We do not have general liability insurance to cover the loss or damage on any of our films, whether stored at our facility or at others' facilities. Any errors or failures to properly care for any of our films could result in the loss, damage or destruction to those properties, which may have a material adverse effect on our operations.

Our ability to generate revenues on public domain properties may be adversely effected if third parties market and distribute these properties.

         Of the 996 properties we own, 93 properties are copyrighted and 903 are in the public domain. In addition, of the 70 films we have the option to acquire, 8 are public domain films and 62 films are copyrighted. A film enters the public domain when (1) the initial copyright expires without renewal for a second term, or both terms have expired or (2) the copyright notice was defective or missing from the work and no efforts were made to cure the omission. It is possible and likely that several of our public domain properties that we decide to market and distribute are either currently being distributed by or will eventually be distributed by third parties. Although we have valid title and own public domain masters, our ownership rights as to these properties will not be exclusive by definition.

         In connection with the public domain properties we have title, we do not have copyright protection and are unable to assert our exclusive right to license or distribute these properties. While we may market, distribute and sell the public domain titles in which we have title, we will be unable to prevent third parties from exploiting the same titles. If third parties are able to more effectively market any public domain titles, we may not be able to generate revenues sufficient to make the marketing and distribution of those titles profitable.

You may have difficulty selling any securities you buy in this offering if an active trading market for our common stock or warrants does not develop or continue after this offering.

         Before this offering, no public market has existed for our common stock or warrants and an active trading market may not develop. We intend to apply for listing of our common stock and the warrants underlying the units on the OTC Bulletin Board. However, we cannot assure that our application for listing will be accepted or that we will be able to maintain the listing in the future. Even if our stock or warrants is listed, that does not guarantee that an active trading market for our common stock will develop and continue after this offering.

Your investment may suffer if the proceeds of this offering are not spent effectively.

         We estimate that the net proceeds from this offering will be $75,000, $142,250, and $210,000, if we sell the 100,000 units, 175,000 units, and 250,000 units, respectively, after deducting managing placement agent's fees and commissions and offering expenses. We intend to use a substantial portion of the net proceeds for:

            o     payment of existing debts;

            o purchase 70 films from Saturn Productions currently under option;

            o     marketing expenses; and

            o     working capital and other general corporate purposes.

         These are general categories, and expenditures within each category may vary depending on future events. Consequently, our board of directors and management may apply much of the net proceeds of this offering to uses you may not consider desirable. The failure of management to apply these funds effectively could have a material effect on our ability to continue operations.

We intend to spend a significant portion of the proceeds of this offering to pay existing debts and will not be used to fund current or future operations.

         We have estimated that we will use $12,000, $30,000, or $60,000, or approximately 15%, 20%, 29% of the net proceeds from this offering to pay existing debts, assuming we sell 100,000 units, 175,000 units, and 250,000 units, respectively. The funds used to pay existing debts will not be used to fund the growth of our business.

The book value of the securities purchased in this offering will be substantially less than the purchase price of the units.

         The initial public offering price of our units is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after the offering. If you purchase common stock in this offering you will incur immediate and substantial dilution.

         The price of our units was determined by our board of directors and is not based on an independent valuation of our assets or other recognized criteria of investment value, such as book value, cash flow, earnings, or financial condition. The price, therefore, does not indicate that the units or securities underlying the units have a value or can be resold. We cannot assure you that if a trading market develops in our common stock or warrants that they will trade at prices in excess of the initial purchase price of the units at any time.

Sales of additional shares of our common stock into the public market may cause our stock price to fall. If the price of our common stock falls, the value of your investment will decrease and we may experience greater difficulty attempting to raise additional capital.

         Once the shares of common stock underlying the units sold in this offering are eligible for resale in the open market, which could occur while we are still selling units directly to investors in this offering, trading prices for the shares could fall below the offering price of the units. In such event, we may be unable to sell the units to investors, which would negatively impact the offering. As a result, our planned operations would suffer from inadequate working capital.

         In addition, sales of substantial amounts of our common stock in the public market after this offering is completed could adversely affect the prevailing market price of our common stock. Sales of substantial amounts of common stock in the public market, or the perception that sales could occur, could adversely affect the prevailing market price for the common stock and could impair our ability to raise capital through a public offering of equity securities.

We do not expect to pay dividends on our common stock.

         All earnings will be retained for our use in the operation of our businesses. Accordingly, we do not anticipate that we will pay dividends on our common stock in the future. See "Dividend Policy." Accordingly, investors should not expect to earn any income from their investment in the units until they sell the securities underlying the units, which sale may be at a loss or unable to be effectuated.

A current prospectus and state registration is required to exercise warrants. If we do not maintain a current prospectus or register the shares of common stock underlying the warrants in a state in which you reside, we may not be able to issue you shares of common stock upon the exercise of those warrants.

         Investors may never be able to exercise their warrants and receive the additional shares of common stock underlying those warrants because of regulatory burdens that we may not be able to afford or surmount.

         We will be able to issue shares of common stock upon exercise of the warrants only if there is a current prospectus relating to such common stock under an effective registration statement filed with the SEC and only if such shares of common stock are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various warrant holders reside. We may not be able to do so.

         Although the units will not knowingly be sold to purchasers in jurisdictions in which the units are not registered or otherwise qualified for sale, purchasers may buy warrants in the aftermarket or may move to jurisdictions in which the common stock issuable upon exercise of the warrants is not so registered or qualified. In this event, we would be unable to issue shares of common stock to those warrant holders upon exercise of the warrants unless and until the common stock issuable upon exercise of the warrants is qualified for sale or exempt from qualification in jurisdictions in which the holders reside. Accordingly, the warrants may be deprived of any value if a then current prospectus covering the common stock issuable upon exercise of the warrants is not effective pursuant to an effective registration statement or if such common stock is not qualified or exempt from qualification in the jurisdictions in which the warrant holders reside. We may not be able to effect any required registration or qualification.

The escrow agent may hold your funds for up to 180 days from the date of this prospectus and then return them to you, without interest if we are unable to sell the minimum amount.

         The escrow agent will hold the funds deposited in the escrow account until either the condition to release the funds is fulfilled or the expiration date of the offering. As a result, it is possible that the escrow agent could hold the funds in escrow for up to 180 days from the date of this prospectus. On that date, the escrow agent would be required to return the funds in the escrow account to you without interest or deduction if we have not sold 100,000 units.

Penny stock rules could make it hard to resell your shares and impose significant restrictions on broker-dealers.

         The "penny stock" rules limit trading of securities not traded on NASDAQ or a recognized stock exchange, or securities which do not trade at a price of $5.00 or higher, in that brokers making trades in those securities must make a special suitability determination for purchasers of the security, and obtain the purchaser's consent prior to sale. The application of these rules may make it difficult for purchasers in this offering to resell their shares.

If our common stock is not approved for listing on a trading market or the OTC Bulletin Board, your ability to sell Mac Filmworks securities may be limited.

         Our common stock does not meet the listing requirements for any trading market other than the OTC Bulletin Board. The OTC Bulletin Board may not approve our listing. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of Mac Filmworks, and lower prices for Mac Filmworks' securities than might otherwise be attained.

A special note regarding forward-looking statements contained in this prospectus.

         Some of the statements contained in this prospectus, in particular the risk factors, management's discussion and analysis of financial condition and plan of operations, and business sections, discuss future expectations, contain projections of results of operation or financial condition or state other forward-looking information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

            o the success or failure of our efforts to implement our business strategy;
            o our ability to raise sufficient capital to meet operating requirements;
            o     the uncertainty of consumer demand for our services;
            o     our ability to protect our intellectual property rights;
            o     our ability to compete with major established companies; and
            o other risks which may be described in future filings with the SEC.

      We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.


                                 Use of Proceeds

Minimum Amount Sold

         If we sell 100,000 units, we will receive estimated net proceeds of $75,000. We anticipate that the estimated net proceeds will be expended as follows:

            o     $12,000 for payment of existing debts;
            o     $20,000 for marketing expenses;
            o     $10,000 to purchase 70 films from Saturn Productions; and
            o     $33,000 for working capital expenses.

         Of the $12,000 we intend to allocate for the payment of existing debts, we intend to pay (1) $12,000 to pay balances on a credit card. The balance on the credit card accrues interest at a rate of approximately 18% per annum.

175,000 Units Sold

         If we sell 175,000 units, we will receive estimated net proceeds of $142,500. We anticipate that the estimated net proceeds will be expended as follows:

            o     $10,000 to purchase 70 films from Saturn Productions; and
            o     $30,000 for payment of existing debts;
            o     $40,000 for marketing expenses; and
            o     $62,500 for working capital.

         Of the $30,000 we intend to allocate for the payment of existing debts, we intend to pay (1) $12,000 to pay balances on a credit card, and (2) $18,000 to make partial payments on loans made by our chief executive officer and his affiliates. The loans made by our chief executive officer and his affiliates have not accrued any interest.

Maximum Amount Sold

         If we sell 250,000 units, we will receive estimated net proceeds of $210,000. We anticipate that the estimated net proceeds will be expended as follows:

            o     $10,000 to purchase 70 films from Saturn Productions; and
            o     $50,000 for marketing expenses
            o     $60,000 for payment of existing debts; and
            o     $90,000 for working capital.

         Of the $60,000 we intend to allocate for the payment of existing debts, we intend to pay (1) $12,000 to pay balances on a credit card, and (2) $48,000 to make partial payments on loans made by our chief executive officer and his affiliates.

         The foregoing represents our best estimate of the allocation of the proceeds of the offering based upon the present state of our business, operations and plans, and current business conditions. Our board of directors will have broad discretion to determine the use of a substantial portion of the proceeds of the offering.


                         Determination of Offering Price

         There is no market for our securities. The initial offering price was arbitrarily determined by our board of directors, and bears no relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Among the factors we considered are the lack of operating history of Mac Filmworks, the proceeds to be raised by the offering, the amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present stockholders, our relative capital requirements, and the current market conditions in the OTC Bulletin Board.


                                 Dividend Policy

         We have not declared or paid cash dividends on our common stock to date. Our current policy is to retain earnings, if any, to provide funds for operating and expansion of our business. This policy will be reviewed by our board of directors from time to time in light of our earnings and financial position.


                                    Dilution

         The difference between the initial public offering price and the net tangible book value per share of common stock after this offering constitutes the dilution to investors in the offering. Net tangible book value per share is determined by dividing total tangible assets less total liabilities by the number of outstanding shares of common stock.

         The tables below assume that the value of the units is allocated entirely to the shares underlying the units and not the warrants.

         As of September 30, 2004, the net tangible book value of our common stock was $(1,626,110) or $(0.15) per share. Without taking into account any changes in net tangible book value after September 30, 2004, other than to give effect to the sale of a minimum of 100,000 units, 175,000 units, and a maximum of 250,000 units offered, the net tangible book value of our common stock (prior to offering expenses and sales commissions) would be approximately $(0.14) per share, $(0.13) per share, and $(0.13) per share, respectively. The following table illustrates this per share dilution:

                                                                       Sale of
                                                  Minimum Offering  175,000 Units  Maximum Offering
Offering price per share .......................   $          1.00 $          1.00 $          1.00

Net tangible book value per share of outstanding
 common stock prior to the offering ............   $         (0.15)$         (0.15)$         (0.15)

Increase attributable to new investors .........   $          0.01 $          0.02 $          0.02
                                                   --------------- --------------- ---------------

Net tangible book value per share of outstanding
common stock after the offering ................   $         (0.14)$         (0.13)$         (0.13)
                                                   --------------- --------------- ---------------

Per share dilution to new investors ............   $          1.14 $          1.13 $          1.13
                                                   =============== =============== ===============

         If we sell the minimum number of units, investors in this offering will be contributing approximately 6.7% of the total capital consideration to Mac Filmworks but will receive only 0.9% of our shares outstanding. If we sell 175,000 units, investors in this offering will be contributing approximately 11.2% of the total capital consideration to Mac Filmworks but will receive only 1.6% of our shares outstanding. If we sell the maximum number of units, investors in this offering will be contributing approximately 15.2% of the total capital consideration to Mac Filmworks but will receive only 2.3% of our shares outstanding.

         In the aggregate, purchasers in this offering will bear a greater risk of loss than our current stockholders. The following tables sets forth, as of September 30, 2004, the total number of shares of common stock purchased from Mac Filmworks, the total consideration recorded and the average price per share for the existing holders of our common stock. The total consideration paid was taken prior to deduction of expenses.

                                Minimum Offering
                                  100,000 Units

--------------------------------------------------------------------------------------------------------------------
                                      Shares purchased           Total consideration            Average price
                                                                                                  per share
--------------------------------------------------------------------------------------------------------------------
                                     Number       Percent       Amount         Percent
--------------------------------------------------------------------------------------------------------------------
Existing shareholder........       10,754,658      99.1%       $1,389,396        93.3%              $0.13
--------------------------------------------------------------------------------------------------------------------
New shareholder.............        100,000         0.9%        $100,000         6.7%               $1.00
--------------------------------------------------------------------------------------------------------------------
    Total...................       10,854,658       100%       $1,489,396        100%               $0.14
--------------------------------------------------------------------------------------------------------------------

                                     Sale of
                                  175,000 Units

--------------------------------------------------------------------------------------------------------------------
                                      Shares purchased           Total consideration            Average price
                                                                                                  Per share
--------------------------------------------------------------------------------------------------------------------
                                      Number       Percent        Amount        Percent
--------------------------------------------------------------------------------------------------------------------
Existing shareholder........       10,754,658      98.4%       $1,389,396        88.8%              $0.13
--------------------------------------------------------------------------------------------------------------------
New shareholder.............        175,000         1.6%        $175,000         11.2%              $1.00
--------------------------------------------------------------------------------------------------------------------
    Total...................       10,929,658       100%       $1,564,396        100%               $0.14
--------------------------------------------------------------------------------------------------------------------

                                Maximum Offering
                                  250,000 Units

--------------------------------------------------------------------------------------------------------------------
                                      Shares purchased           Total consideration            Average price
                                                                                                  per Share
--------------------------------------------------------------------------------------------------------------------
                          Number Percent Amount Percent
--------------------------------------------------------------------------------------------------------------------
Existing shareholder........       10,754,658      97.7%       $1,389,396        84.8%              $0.13
--------------------------------------------------------------------------------------------------------------------
New shareholder.............        250,000         2.3%        $250,000         15.2%              $1.00
--------------------------------------------------------------------------------------------------------------------
    Total...................       11,004,658       100%       $1,639,396        100%               $0.15
--------------------------------------------------------------------------------------------------------------------


                                 Capitalization

         The following table sets forth actual capitalization as of September 30, 2004, on an unaudited basis, on (1) an as-adjusted basis to give effect to the sale of a minimum of 100,000 units in the offering and the application of the gross proceeds from such units, and on (2) an as-adjusted basis to give effect to the sale of a maximum of 250,000 units in the offering and the application of the gross proceeds from the units. This table should be read in conjunction with "Management's discussion and analysis of financial condition or plan of operation" and the Financial Statements included in this prospectus.

                                                           From October 1997 (Inception)
                                                             through September 30, 2004
                                                             --------------------------

                                                                Minimum        Sale of        Maximum
                                                   Actual       Offering     175,000 Units    Offering
                                                -----------    -----------    -----------    -----------
Common Stock, $.0001 par value,
50,000,000 shares authorized; 10,754,658,
10,854,658, 10,929,658 and 11,004,658
shares issued and outstanding, respectively .   $     1,075    $     1,085    $     1,093    $     1,100

Preferred Stock, $.0001 par value, 10,000,000
Shares authorized,  no shares outstanding ...            --             --             --             --

Retained Earnings ...........................            --             --             --             --

Additional paid-in capital ..................   $ 1,388,321    $ 1,488,311    $ 1,563,303    $ 1,638,296

Accumulated deficit .........................   $(3,015,506)   $(3,015,506)   $(3,015,506)   $(3,015,506)
                                                -----------    -----------    -----------    -----------

Total stockholders' equity (deficit) ........   $(1,626,110)   $(1,526,100)   $(1,451,110)   $(1,376,110)
                                                -----------    -----------    -----------    -----------

           Management's Discussion and Analysis of Financial Condition
                             and Plan of Operations


General

         We intend to develop, market and distribute our entertainment library of motion pictures, television series, and children's films and cartoons. We intend to market these properties to network and independent television stations, cable, pay television and home video in the domestic and international markets.

         Through December 2000, we acquired 996 film and television properties for which we paid approximately $655,801, comprised of the following:

            o     $60,390 cash;
            o $111,840 in shares of common stock (223,680 shares valued at $0.50 per share); and
            o     $540,000 in promissory notes.

         As of September 30, 2004, the amount owed on the promissory notes was $847,383, including accrued interest. The promissory notes, which were originally due in August and September 1999, have been extended through August 2005. We have made limited payments on the notes.

         In 2002, management re-evaluated the carrying amount of Mac Filmworks film library. Management determined that estimated future net cash flows were less than the carrying value of the film library, and accordingly, an impairment loss of $683,801 was recorded for the year ended December 31, 2001. In September 2003, Mac Filmworks amended its July 2000 purchase agreement to purchase 70 films for 100,000 shares of common stock valued at $10,000 and a promissory note of $5,000. Mac Filmworks concluded the films were impaired when purchased and recognized $15,000 of impairment expense immediately.

         In addition, during 1997, we exercised an option to purchase 100 films from Durbin Entertainment for $13,000. Of the 100 films we purchased from Durbin Entertainment, we have selected 30 films. We have not selected the 70 remaining films purchased in 1997, in order to reduce our storage and maintenance costs and because we do not currently have the capital necessary to market and distribute these additional films. The Durbin library currently has approximately 1,600 films and over 100 television serials with thousands of episodes. All of the films and television programs in the Durbin library are public domain properties. The Durbin Entertainment option originally granted us the option to acquire 800 films, however, because we lacked the funds to exercise the option, the option expired in August 2003.

         In July 2000, we acquired an option to purchase 70 films from Saturn Productions, of which 62 are copyrighted and 8 are public domain. The agreement provides that we may purchase the films from Saturn by (1) paying $20,000 cash from the proceeds of this offering, and (2) issuing 100,000 shares of restricted common stock depending on the trading price of our common stock at the close of this offering. In August 2003, this agreement was amended to provide that in lieu of the $20,000 cash payment, we would (1) pay $10,000 cash from the proceeds of this offering, (2) issue a one-year promissory note in the amount of $5,000, accruing interest at rate of six percent per annum (6%). In September 2003, the 70 films purchased from Saturn Productions were impaired when purchased, as disclosed above. In October 2003, we issued 100,000 shares to

Saturn Productions as a portion of the purchase price. We have not paid any part of the $10,000 required to complete the purchase of the 70 films from Saturn Productions. We intend to pay the cash amount upon the closing of this offering. In August 2004, the maturity date of the one-year promissory note was extended to August 2005.

         We intend to distribute and market our properties through:

            o     DVD;
            o     home video broadcast direct response;
            o     retail sell-through;
            o     foreign home video and television; and
            o barter syndication to over-the-air and cable networks and independent television stations.

Our distribution will be similar to that of conventional distributors of conventional nostalgic content and family programming, but we will own or have title to the properties in our library.

         In July 2002, we sold an option to distribute one of our copyrighted films on DVD and home video for $5,000. The optionee exercised the option in August 2002 by paying an additional $15,000 royalty advance. The agreement expires two years after the distributor releases the film. Upon release, Mac Filmworks is entitled to 20% of the net wholesale royalties after recoupment of the $20,000 advance. Through October 31, 2003, the distributor has sold approximately 3,500 DVD and home video units, but has not recouped the $20,000 advance made to us.

         We are a development stage company with a limited operating history. We were organized as a Delaware corporation in September 1997, under the name Keystone Entertainment, Inc., as a wholly-owned subsidiary of G/O International Inc., a publicly held Colorado corporation. In October 1997, we entered a reorganization agreement with Mac Filmworks, Inc., a Texas corporation, which was formed in November 1994 to acquire, license and distribute classic films, television serials, children's programming and other film products. Through the reorganization we acquired all of the issued and outstanding common stock of Mac Filmworks-Texas in exchange for 4,747,680 shares of our common stock, or 77% of the outstanding shares. Under the reorganization agreement, G/O International was required to register the distribution of 1,600,000 shares of Keystone common stock which it owned, to the shareholders of G/O International. In January 1998, we amended our certificate of incorporation to change our name from Keystone Entertainment, Inc. to Mac Filmworks, Inc.

         In November 2000, we amended the reorganization agreement between Mac Filmworks-Texas, Mac Filmworks-Delaware and G/O International because G/O International had not registered the distribution of the 1,600,000 shares. The amendment to the reorganization agreement provided that G/O International agreed to cancel any ownership rights in the 1,600,000 shares of Mac Filmworks-Delaware common stock it was originally issued, and in return Mac Filmworks-Delaware released G/O International from its obligation to register the distribution of the 1,600,000 shares of common stock and issued to G/O International 160,000 shares of common stock..

         We have no discontinued operations or other non-recurring items. We have no foreign operations and no transactions have been in a foreign currency.

Critical Accounting Policies

Revenue Recognition. We recognize revenue in accordance with Statement of Accounting Position 00-2 "Accounting by Producers or Distributors of Films". Revenue is recognized from a sale or licensing arrangement of a film when persuasive evidence of a sale or licensing arrangement with a customer exists; the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery; the license period of the arrangement has begun and the customer begins its exploitation, exhibition or sale; the arrangement fee is fixed or determinable; and collection of the arrangement fee is reasonably assured.

Property and equipment is valued at cost. The costs of additions and betterments are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on disposition of equipment are reflected in operations.

Impairment of Long-Lived Assets. We review the carrying value of our long-lived assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. We assess recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

Plan of operations for fiscal 2005

         Since inception, we have generated limited revenues. Our sole revenue has been derived from an option sold in June 2002 to distribute one of our films. We have no revenues from the distribution of our properties because we do not have the capital necessary to prepare our films for distribution and market them. Our operating expenses were cut to a minimum during 2001 due to our lack of funds. We had to postpone stock registration, marketing and distribution efforts, and extend existing debt obligations this past year because we have had limited cash reserves. Our operating expenses have risen and fallen based on our available cash. Our future level of operations will be dependent on future cash availability.

         Since inception, we have raised approximately $471,720 through the sale of common stock. As of September 30, 2004, we had cash reserves of $159 and a working capital deficit of approximately $1,355,110. In order to develop our business plan as intended, we will require working capital in excess of what we would raise upon completion, assuming we raise the maximum amount.

         As of September 30, 2004, we owed approximately $847,383 on promissory notes issued in connection with the purchase of our film libraries, of which payments are due in August 2005 and August 2006. We have not set up a sinking fund for the repayment of the notes. Assuming we raise the maximum amount, we will have a working capital deficit and do not intend to use the proceeds of this offering to make principal and/or interest payments on the notes. Unless we are able to raise additional capital or extend the maturity dates of the notes, we will default on note payments for our film libraries. Our current commercial commitments are as follows:


----------------------------------------------------------------------------------------------------------------------
     Commitment                    Description                                Payments due by Period
----------------------------------------------------------------------------------------------------------------------
                                                                    Through            Through           Through
                                                                 Dec. 31, 2005      Dec. 31, 2006     Dec. 30, 2007
----------------------------------------------------------------------------------------------------------------------
Employment            We have renewed a three-year
Agreement with Jim    employment agreement with Mr.
McCullough            McCullough which provided that he            $520,000            $604,000             --
                      will be paid an annual salary of
                      $84,000.  As of September 30, 2004,
                      we have accrued Mr. McCullough's
                      salary in the amount of $499,000.
                      This agreement will expire in
                      January 2007.
----------------------------------------------------------------------------------------------------------------------


                                       19

----------------------------------------------------------------------------------------------------------------------
Promissory Notes      As of September 30, 2004, we will owe
                      an aggregate of $847,383 in principal
                      and accrued interest on notes issued         $441,940            $466,327             --
                      in consideration of the purchase of      (due August 2005)     (due August
                      film libraries.    These notes are                                2006)
                      non-recourse notes and if we default
                      on the notes, we will lose our rights
                      to approximately 896 of the 996 films.
----------------------------------------------------------------------------------------------------------------------
Saturn Productions    Upon the close of the offering, we
Option Agreement      will pay Saturn Productions $10,000
                      from the net proceeds in order to           $5,000 plus             --                --
                      exercise our option to purchase 70           interest
                      films.  We have also issued a note in    (due August 2005)
                      the principal amount of $5,000, which
                      is due August 31, 2005.  We have not
                      made any payments on this note.
----------------------------------------------------------------------------------------------------------------------
Licensing Contract    In July 2002, we entered into a
with Hong Kong        license agreement with HKAVM wherein
Audio Video           we granted HKAVM the Chinese                    --                  --                --
Multimedia            broadcast television, home video and
                      theatrical distribution rights to one
                      copyrighted film for a period of ten
                      years for a fee of $7,500. In November
                      2002, we delivered the film to HKAVM
                      and received a $750 deposit. Upon
                      certain conditions, the remainder of the
                      fee shall be delivered to Mac Filmworks.
                      Our primary obligation under the agreement
                      is to deliver the film to HKAVM and we have
                      no financial commitments under this agreement.
----------------------------------------------------------------------------------------------------------------------
Distribution          In July 2002, we entered into a
Agreement with        licensing agreement with UAV that
United American       allows UAV to distribute our film               --                  --                --
Video.                "Creature from Black Lake" for
                      distribution throughout the United
                      States.  The licensing agreement
                      terminates in September 2004.  As of
                      October 31, 2003, UAV has sold
                      approximately 3,500 DVD and retail
                      video units.  We have no financial
                      commitment under this agreement.
----------------------------------------------------------------------------------------------------------------------
Financial Advisory    Upon the close of this offering, we
Agreement with One    will enter into a five-year agreement
Financial             with One Financial Services, Ltd. to          $12,000            $12,000           $12,000
Securities, Ltd.      provide Mac Filmworks with investment
                      banking and financial advisory
                      services for $12,000 per year, to be
                      paid quarterly.
----------------------------------------------------------------------------------------------------------------------


                                       20

----------------------------------------------------------------------------------------------------------------------
Placement Agent       In June 2003, we entered into a
Agreement with One    placement agent agreement with One
Financial             Financial Services, Ltd.
Securities, Ltd.      Commissions/Expenses.  Assuming           $37,500/$7,500            --                --
                      maximum amount sold.

                      Commissions/Expenses. Assuming            $10,000/$3,000            --                --
                      minimum amount sold.

                      Warrant Fees. In addition, upon the
                      exercise of any warrants issued as part
                      of the units, we are required to pay One
                      Financial Services, Inc. one percent (1%)
                      of the exercise price of each warrant, and
                      a fee to the selling broker in an amount
                      equal to two percent (2%) of the exercise
                      price of for each warrant exercised;
                      provided that such fee is payable
                      only upon exercises of warrants on or     $87,500/$35,000           --                --
                      after 12 months from the date of this
                      Prospectus.


                      Assuming the sale of the                 $175,000/$70,000           --                --
                      maximum/minimum and the exercise of
                      all warrants, One Financial Services
                      would be entitled to:
----------------------------------------------------------------------------------------------------------------------
Sub-lease Agreement   We have entered into a sublease
with Jim McCullough   with Jim McCullough, which
                      expires in August 2005.  The                  $12,000            $12,000           $12,000
                      sub-lease provides that we pay Jim
                      McCullough $1,000 per month for
                      office and warehouse space. Upon
                      expiration of the sublease agreement,
                      we intend to enter a similar sublease
                      or rent the space on a month-to-month
                      basis.
----------------------------------------------------------------------------------------------------------------------


                                       21

----------------------------------------------------------------------------------------------------------------------
Storage Agreements    We have oral agreements with Saturn
                      Productions, Durbin Entertainment,
                      and RAMM to store an aggregate of 672          $600                 --                --
                      films at no cost.  We have a storage
                      agreement with Sure Self Save Storage
                      in Palm Springs, California, where we
                      store an additional 194 films for
                      approximately $50 per month.  We
                      anticipate our annual storage fees
                      for fiscal 2005 will be $600.
----------------------------------------------------------------------------------------------------------------------

         We believe we will need a minimum of approximately $75,000 per month to market and distribute approximately 200 films, make principal and interest payments on our outstanding debts and to fund general working capital expenses. Because this amount is significantly more than we are attempting to raise in this offering, we initially intend to limit our operations to marketing, distributing, and licensing select titles from our library which we believe are our most marketable films.

         We intend to execute this strategy on a monthly operating budget of approximately $14,000 per month if we sell the minimum amount, or approximately $17,000 if we sell 175,000 units or the maximum amount. If we sell 100,000 units, 175,000 units or 250,000 units, we believe that we will have capital sufficient to fund marketing and working capital expenses for approximately four months, six months and eight months from the date the proceeds are released from escrow, respectively.

         We do not anticipate that we will be able to generate sufficient cash flows to cover operating expenses within eight months from the close of the offering. Therefore, we will need to raise additional capital within a period of three months if we are only able to raise the minimum amount in this offering, or within eight months if we raise the maximum amount in this offering. If we are able to raise additional capital in the future, we may determine to distribute our products through the Internet through video-on-demand or through direct sales of DVDs and videocassettes. Upon completion of this offering, we do not intend to hire any additional employees until we are able to generate positive cash flow.

         We do not currently have any other commitments to raise additional capital and there is no assurance that any additional funds will be available on favorable terms, if at all. Furthermore, we can provide no assurance our estimated liquidity needs are accurate or that unforeseen events will not occur, resulting in the need to raise additional funds.

         If we are unable to raise additional funds, we may have to limit our operations to an extent not presently determinable by management, but which may include the sale of any assets owned or our ceasing to conduct business. Although we have no commitments for capital, we may raise additional funds through:

            o public offerings of equity, securities convertible into equity or debt,
            o     private offerings of securities or debt, or
            o     other sources.

      Our investors should assume that any additional funding will cause substantial dilution to current stockholders. In addition, we may not be able to raise additional funds on favorable terms, if at all.

                                    Business

General

         We are a start-up entertainment company that will engage in the development of our existing and to-be-acquired nostalgic content entertainment library of:

            o     full length motion pictures or feature films;
            o     television series;
            o     made-for television movies;
            o     animation for children's films; and
            o     cartoons.

         Initially, we intend to market and distribute our library through traditional distribution channels, which include network and independent televisions stations, cable and satellite, pay television and home video in the domestic and international markets, including videocassette and DVDs. If we are able to generate significant revenues or raise additional capital in the future, we intend to market and distribute our library directly to sellers through the Internet.

         We currently own approximately 996 films, of which 93 are copyrighted and 903 are public domain titles. In addition, we currently have options to purchase approximately an additional 70 films, of which 62 are copyrighted. Our films and the films under option, include a wide variety of genres, including westerns, family, horror, action, drama, and comedy. The film libraries, number of films purchased, and purchase price for the libraries acquired are as follows:

----------------------------------------------------------------------------------------------------------------------
              Film Library                   Number of Films                       Purchase Price
----------------------------------------------------------------------------------------------------------------------
Delta Equities                                     132          o        5,280 shares of common stock; and
                                                                o        $33,000 cash.

----------------------------------------------------------------------------------------------------------------------
Durbin Entertainment                               100          o        $13,000 cash.

----------------------------------------------------------------------------------------------------------------------
McCullough Productions                              1           o        70,000 shares of common stock.
                                              (copyrighted)

----------------------------------------------------------------------------------------------------------------------
RAMM I                                             175          o        $5,000 cash;
                                                                o        50,000 shares of common stock; and
                                                                o        promissory note in the principal amount of
                                                                         $100,000 with payments due in August 2005 and
                                                                         August 2006.

----------------------------------------------------------------------------------------------------------------------
RAMM II                                            96           o        $6,000 cash
                                                                o        2,000 shares of common stock; and
                                                                o        promissory note in the principal amount of
                                                                         $8,000 due in September  2005.

----------------------------------------------------------------------------------------------------------------------
Saturn Productions                                 300          o        $10,000 cash;
                                                                o        29,000 shares of common stock; and
                                                                o        promissory note in the principal amount of
                                                                      $145,000 with payments due in August 2005 and
                                                                      August 2006.

----------------------------------------------------------------------------------------------------------------------


                                       23

----------------------------------------------------------------------------------------------------------------------
Western International, Inc. (Cinevid)              92           o        $10,000 cash;
                                            (92 copyrighted)    o        17,400 shares of common stock; and
                                                                o        promissory note in the principal amount of
                                                                         $87,000 with payments due in August 2005 and
                                                                         August 2006.
----------------------------------------------------------------------------------------------------------------------
Western International, Inc.                        100          o        $9,990 cash;
                                                                o        50,000 shares of common stock; and
                                                                o        promissory note in the principal amount of
                                                                         $200,000 with payments due in August 2005 and
                                                                         August 2006..
----------------------------------------------------------------------------------------------------------------------
Total Films/Properties............                 996
----------------------------------------------------------------------------------------------------------------------

   A summary of our sole purchase option is as follows:

----------------------------------------------------------------------------------------------------------------------
                                                                                                  Number of Optioned
                                      Number of Films                                           Films Exercised as of
           Film Library                   Optioned             Exercise Price of Option            January 1, 2005
----------------------------------------------------------------------------------------------------------------------
Saturn Productions                           70           o   $10,000;                                  None
                                      (62 copyrighted)    o   100,000 shares of common
                                                              stock; and
                                                          o   promissory note in the
                                                              principal amount of $5,000
                                                              due in August 2005.
----------------------------------------------------------------------------------------------------------------------


         We believe that distributors and broadcast-television and cable companies will be attracted to both our copyrighted and public domain properties as a realistic means to provide programming without the risks of failure from the new production of television shows or movies. We intend to market our properties to broadcasters and cable operators on mutually attractive barter syndication terms or at competitive licensing rates.

Recent Transactions



         On December 30, 2002, we entered into a two-year license agreement with Passion Music Corp. to wherein we have sold to Passion Music Group up to 120 films. Under the agreement, Passion is permitted to make DVD masters of the tape masters delivered, and is required to (1) pay $300 per title (less fees and allowances) and (2) return a duplicate DVD master ($700 value) and the tape master we provided to Passion Music. Under the agreement, we delivered fifteen
(15) tape masters and received $4,500 in cash, DVD masters for each film, and the return of the tape master. In June 2003, Passion Music Group and Mac Filmworks mutually agreed to terminate the contract.

         In November 2002, we entered into a license agreement with Hong Kong Audio Video Multimedia Publishing Co., Ltd. Under the agreement, we have licensed the broadcast television, home video and theatrical distribution rights to one copyrighted film for a period of ten years for a fee of $7,500. In January 2003, we delivered the film to HKAVM and received a $750 deposit and the remainder of the fee shall be paid upon the occurrence of certain conditions.

         In July 2002, we entered into a licensing agreement with UAV that allows UAV to distribute our film "Creature from Black Lake" on DVD throughout the United States. We have received a $20,000 advance for this sale and will receive a 20% royalty based on the wholesale value of the DVD. The contract expires in September 2004.

Industry Background

         Both the motion picture and television industries are made up of two principal activities: production and distribution. Production involves the development, financing and production of feature-length motion pictures or television series. We plan to concentrate on the distribution and marketing of our current film and television library and any future properties we acquire.

Film Distribution

         Films are generally licensed for network broadcast and local television stations following distribution to theaters, home video and pay television. Licensing of feature films to commercial television is generally accomplished subject to agreements that allow a fixed number of telecasts over a prescribed period of time for a specified license fee. Typical U.S. network licenses cover a six-year or seven-year period and can provide for exclusive exhibition on the network. Licensing to the major commercial network affiliates and direct licensing to local, domestic and foreign television stations can be a steady source of programming revenues.

Television Distribution.

         The U.S. television market is served by network affiliated stations, independent stations and cable systems, although the number of independent stations has decreased as many formerly independent stations have become affiliated with new networks in recent years. During prime time hours, network affiliates primarily broadcast programming produced for the network. In non-prime time, network affiliates telecast:

            o     network programming;
            o     off-network programming;
            o first-run programming--programming produced for distribution on a syndicated basis; and
            o     programming produced by the local stations themselves.

         Independent television stations and cable networks, during both prime and non-prime time, produce their own programs and telecast off-network programs or first-run programs acquired from independent producers or syndicators. Syndicators generally are companies that sell to independent television stations and network affiliates programming produced or acquired by the syndicator for distribution.

         Another key element to the distribution of film and television properties in the television industry is the barter of select titles with the broadcast or cable operator. The market for barter syndication exists because of the need for programming and the operator may find it more palatable to barter its advertisement slots to obtain such programs.

Business Strategy

         Our mission is to become a global provider of nostalgic film and television entertainment to network and independent stations, cable and satellite systems and directly to consumers through the Internet and on-demand ordering.

         Distribution and marketing of our films

         Our library currently consists of over 996 film and television properties. Additionally, we have the right to purchase 70 film and television properties, of which we intend to exercise this option upon the completion of this offering. We intend to market and distribute these properties through home video, broadcast direct response television, and barter syndication to over-the-air, cable and independent television stations. We intend to operate similar to conventional distributors, however, we will own the properties in our library (including public domain film masters) as opposed to many distributors who only have the right to sell the property with a percentage of the revenue going to the owner.

         We intend to utilize our library for the home video distribution business with a focus on the direct and retail sell-through markets. Products we intend to market for consumer purchase will primarily consist of select titles from library on videocassettes and DVDs. Typical suggested retail prices for videocassettes to be marketed as sell-through will range from $5.99 to $19.95 per program. Suggested retail prices on DVDs may range from $6.99 to $29.98 per program.

         Licensing of our films

         We intend to market and license our library in domestic markets to major network and independent television stations, satellite networks, pay-per-view and cable system operators. We intend to outsource all international distribution and marketing of our library.

         We intend to enter license agreements with customers that grant the customer a license to either (1) exhibit or distribute a specific film or television program for a specified term, territory and medium, or (2) in the case of a license to a pay television channel or a broadcast or cable television operator, the right to exhibit the property a specified number of times. Typically, upon the execution of a license agreement, we would deliver a copy of a sub-master of the film or television program.

         In consideration for the granting of the license to a specific film or television program to retail or wholesale distributors or a pay-per-view television exhibitors, we will receive a fee which will be a percentage of revenues from the licensee's distribution or exhibition of the property and may include an advance of the fee which is then recoupable from what otherwise would have been payable to Mac Filmworks. The fee will range from 10% to 20% of the revenues the licensee generates, which may range from approximately $100 to several thousand dollars, depending upon several factors, including but not limited to the film's genre, cast, commercial success and popularity, and whether the film is copyrighted or a public domain title.

         In the case of a license we grant directly to a broadcast network or station or pay or basic cable television operator, we plan to charge a licensing fee that will vary in range from several hundred dollars to several thousand dollars. The fee will vary depending on the title, the number of times the film may be broadcast, whether it is being licensed to a network, independent or cable television station, and when it will broadcast. In cases where the network or station offers barter arrangements, we may accept advertising time during the broadcast of the film that has been licensed instead of a cash license fee. If we accept a barter arrangement, we may then sell that time to advertisers or we will use it to promote and advertise our products.

Our entertainment library

         We will own masters, or films and videotapes suitable to be transferred to a master, to all of our properties. Approximately 130 properties are stored at our facilities in Shreveport. Approximately 192 properties are being stored by Sure Save Self Storage in Palm Desert, California for a monthly storage fee of $50. The remainder of our film and television properties are currently being held by their previous owners until we specify a delivery date and location or otherwise exercise our option.

         We have included in our description of our film properties below, a sample of the titles we own. Our library contains titles from numerous genres including:

            o     film noir;
            o     classics;
            o     cult movies;
            o     martial arts;
            o     comedies;
            o     family and children's films; and
            o     television programs.
         Some of our most popular film properties which we own, include:

            o     Abraham Lincoln (1930) (public domain or "PD");
            o     At War with the Army (1950 PD) (Dean Martin, Jerry Lewis);
            o     Conflict (1978 copyright) (Martin Sheen);
            o How Awful about Allan (1970 copyright) (Anthony Perkins, Julie Harris);
            o     Line of Fire (1969 copyright) (Robert DeNiro);
            o     Paco (1975 copyright) (Jose Ferrer);
            o     Planet of the Dinosaurs (1980 PD); and
            o     Vengeance Valley (1951 PD) (Burt Lancaster).

Some of the films in the Durbin Entertainment library, in which we have the right to select 70 titles, all of which are public domain, include:

            o Classics such as His Girl Friday with Cary Grant and Rosalind Russel, Alfred Hitchcock's The 39 Steps, The Man Who Knew Too Much (1934), and seventeen other feature films by Alfred Hitchcock.

            o Cult movies such as The Night of the Living Dead, The Little Shop of Horrors with Jack Nicholson (1960), and Tunnelvision.

            o Exploitation movies like TNT Jackson, CC and Company with Joe Namath and Ann Margaret, and Dance Hall Racket with Lenny Bruce.

            o Westerns feature films starring the following actors: John Wayne (12 films), Roy Rogers (55 films), Hopalong Cassidy (23 films), Zane Gray (13 films), among others.

         Some of the most popular television properties in the Durbin Entertainment library, in which we may select an additional 70 titles, all of which are public domain titles, and the number of episodes available in each series, include the following:

o   The Adventures of Robin Hood (80)
o   The Adventures of Ozzie & Harriet (90)
o   The Andy Griffith Show (13)
o   Beverly Hillbillies (55)
o   Bonanza (31)
o   George Burns & Gracie Allen (12)
o   The Cisco Kid (35)
o   The Danny Thomas Show (13)
o   The Dick Van Dyke Show (6)
o   Dragnet (28)
o   The Jack Benny Show (20)
o   The Lone Ranger (17)
o   The Milton Berle Show (10)
o   You Bet Your Life  (12)

Marketing Strategy

         Home video market

         We intend to distribute DVDs and videocassettes of feature films to the domestic home video rental market primarily by selling them to wholesale distributors, who then sell the videocassettes and DVDs to rental outlets, such as video rental chains, individual video rental stores, and supermarkets. We have not begun the process of transferring films from our video masters to DVDs or videocassettes, nor have we contacted companies with whom we intend to outsource such reproduction. We have not contacted any wholesale distributors or other companies which we hope to eventually sell and distribute our products.

         We believe that the packaging and art work for the video boxes, posters, advertisements and other selling materials relating to the films we distribute to the United States home video rental and sell-through markets are key factors in determining the amount of sales. We plan to be involved with the design of the promotional campaign for all properties we release. While some of the art works for packaging, advertisements, trade show displays and posters may be created in-house, we plan to commission outside parties to assist in the art work for these materials. We then plan to arrange for the printing, production and distribution of all promotional materials. Although we have contacts with such companies, we have not contacted any advertising companies to design and/or produce our promotional materials, nor have we begun the design or production of any promotional materials that we may intend to complete in-house.

         We intend to market films and television programs directly to consumers by the following means:

         o selling to distributors and rack-jobbers who then sell the products to large retail outlets, convenience stores, or mass merchants;

         o direct response advertisements appearing as trailers on our home videocassettes and at the end of broadcasts of some of our programs; and

         o sales to specialty retail outlets such as governmental agencies, gift stores, libraries, museums, Radio Shack, The Sharper Image, General Nutrition Centers, and Home Depot.

         In addition, we intend to market our properties directly to consumers through their inclusion in catalogs produced by Mac Filmworks and others. We have not created a catalog of our films, nor have we contacted other companies for the inclusion of our films in their catalogs. We intend to use a portion of the proceeds from this offering to fund various marketing expenses, including but not limited to the transfer of films to DVD and videocassette and the design and production of marketing and promotional materials and catalogs.

         Broadcast and cable television

         In connection with our distribution and licensing of films and television programming to the United States television market, we intend to emphasize the development, marketing and distribution of our films in the pay, basic cable and over-the-air broadcasting markets. We intend to implement this strategy by concentrating our resources on developing a strong market presence and relationship with local independent stations that serve small to middle markets and whose bulk of advertising revenues are generated from local or regional advertisers. We intend to enter into license agreements with exhibitors, such as, television networks, television stations and cable and satellite systems operators, as well as sub-distributors. We intend to outsource all international distribution, if any.

         We have not begun to develop, market or distribute any of our products to broadcast or cable television markets, nor have we contacted any networks or exhibitors, or licensed any of our products.

Competition

         In marketing films and television programs, we compete against the major studios, such as AOL Time Warner, The Walt Disney Company, MCA, Paramount, Fox, and Sony/Columbia, as well as smaller distribution companies owning film catalogs/libraries or syndicated television programs. Since we will expend significantly less on product acquisitions than many of these competitors we believe we can produce profits from even modest sales volume.

         As a company that acts primarily as its own distributor, we compete with other distributors for wholesalers, retailers and consumers and for home video rights with products they do not produce. This competition, in the case of distribution, is influenced by box office success, advertising, publicity and other factors.

Employees

         We currently have two employees, one of which is part-time. No employees are covered by a collective bargaining agreement. Management considers relations with its employees to be satisfactory.

Facilities

         We sublease the facilities located at 9464 Mansfield Road, Suite A-1 and Suite C, Shreveport, Louisiana, which consists of approximately 1,726 square feet, from Jim McCullough Productions, a sole proprietorship. We believe our lease rates to be competitive in the market. At the present time, we consider this space to be adequate to meet our needs.

Legal Proceedings

         As of the date of this prospectus, there are no legal proceedings pending or, to our knowledge, threatened against us or to which we are a party.

Copyrights

         Of the 996 films we have purchased, 93, or 9%, are under copyright protection. Of the approximately 1,600 films and over 100 television serials in the Durbin Entertainment library in which we have the right to select 70 additional titles, none are under copyright protection. Of the 70 films under option from Saturn Productions, 62 films are under copyright protection. We intend to renew all copyrights in which we are able.

         Those films not under copyright protection have fallen into the public domain. A film enters the public domain when (1) the initial copyright expired without renewal for a second term, or both terms have expired or (2) the copyright notice was defective or missing from the work and no efforts were made to cure the omission. In connection with our films that have fallen into the public domain, we do not have copyright protection. However, new copyrights can be granted to public domain properties if certain modifications are made to the film, including changing the musical score, color, new openings.

         In connection with the public domain properties we own, we are unable to assert our exclusive right to license or distribute the films and we will have no recourse against others who also own the public domain properties.


                                   Management

The executive officers and directors are as follows:

         Name                   Age     Position

         Jim McCullough, Sr.    76      Chairman, president, chief executive
                                        officer, chief financial officer, and
                                        chief accounting officer

         Richard Mann           51      Director


         Jim McCullough, Sr. has been our president, chief executive officer and chairman since inception. Since 1975, Mr. McCullough has served as president of Jim McCullough Productions, a sole proprietorship, which is in the business of developing new film and television productions. Mr. McCullough has been involved in virtually every aspect of the film industry since 1972, including creation, production and distribution of feature films. Additionally, Mr. McCullough is the president, chief executive officer of Triad Family Media, Inc., a company that distributes and licenses several films. He has attained national recognition as a result of his acclaimed productions of Where the Red Fern Grows, Part I and Part II and The St. Tammanay Miracle.

         Richard C. Mann has been a director since February 2000. Since 1993, Mr. Mann has been the president of New Standard Post, LLC, Richard Mann Group, Inc., and Prosperity Pictures, LLC. He has produced and/or directed over 100 films, television programs, music videos, and over 200 television commercials.


                             Executive Compensation

         The following table sets forth information with respect to our chief executive officer as of December 31, 2004. No other executive officer has received in excess of $100,000 in compensation during the last three fiscal years.

Summary compensation table

                                                                          Long Term Compensation
                                       Annual Compensation                        Awards
------------------------------------------------------------------------------------------------------
Name and
Principal Positions                       Year      Salary ($)       Restricted stock award(s) ($)
                                          ----      ----------       -----------------------------
------------------------------------------------------------------------------------------------------
Jim McCullough, Sr., president,
chief executive officer, and director     2004        $84,000                       --
                                          2003        $84,000                       --
                                          2002        $84,000                       --

          Mr. McCullough's salary for the fiscal years 2004, 2003 and 2002 has accrued and not been paid. In addition, Mr. McCullough's salary for the period December 31, 2003 through September 30, 2004 has accrued in the amount of $63,000. In May 2001, Mr. McCullough received a bonus in the form of a restricted stock grant in the amount of 1,000,000 shares valued at $.10 per share for a cash value of $100,000.

          The named executive officer did not receive perquisites or other benefits valued in excess of 10% of the total reported annual salary and bonus.

Employment Agreement

       We entered into an employment agreement with Mr. McCullough, Sr. in January 2001 for a period of three years. In January 2004 we renewed Mr. McCullough's employment agreement which expires in January 2007. The agreement provided for an annual salary of $84,000, and contained a limitation on his ability to pursue other business activities. Since Mr. McCullough owns and controls other entities which are in similar businesses as Mac Filmworks, he has agreed to limit his involvement in those entities to no more than 10% of his daily business activity.

Stock Options

       In January 1998, the board of directors and majority stockholders adopted a stock option plan under which 500,000 shares of common stock have been reserved for issuance. As of the date of this prospectus, no options have been granted under the plan and we have no present plans for the issuance thereof. We do not have a defined benefit plan or any retirement or long-term incentive plans.

                             Principal Stockholders

          The table below sets forth, as of September 30, 2004, the beneficial ownership of common stock of:

            o     our directors;
            o     our named executive officers;
            o     the holders of five percent or more of our common stock; and
            o     our officers and directors as a group.

----------------------------------------------------------------------------------------------
                                            Number of shares of
Name of beneficial owners             common stock beneficially owned      Percentage of
                                                                           ownership (1)
----------------------------------------------------------------------------------------------
Jim McCullough, Sr..................             3,070,000                     28.6%
----------------------------------------------------------------------------------------------
Richard Mann........................              10,000                        <1%
----------------------------------------------------------------------------------------------
Andrea O'Neal.......................              50,000                        <1%
----------------------------------------------------------------------------------------------
Ken O'Neal..........................             1,600,000                     14.9%
----------------------------------------------------------------------------------------------
Scott Thompson .....................              707,334                       6.6%
----------------------------------------------------------------------------------------------
Brewer & Pritchard, P.C. ..........               766,666                       7.1%
----------------------------------------------------------------------------------------------
William Silvey ....................               735,000                       6.8%
----------------------------------------------------------------------------------------------
All officers and directors
as a group, (3) persons.............             3,130,000                     29.1%
----------------------------------------------------------------------------------------------

          (1)   based on 10,754,658 shares outstanding prior to the offering.

          Mr. McCullough's and Ms. O'Neal's address is 9464 Mansfield Road, Suite A-1, Shreveport, Louisiana 71118. Mr. Mann's address is 8665 Lookout Mt. Avenue, Los Angeles, CA 90046. Mr. O'Neal's address is 1214 Virginia Drive, Kerrville TX 78028. Mr. Thompson's address is 6371 Richmond Ave., Houston, Texas 77057. Brewer & Pritchard's address is Three Riverway, Suite 1800, Houston, Texas 77056. Mr. Silvey's address is 5227 Cripple Creek Ct., Houston, Texas 77017.

          Mr. McCullough, Sr. beneficially owns 2,800,000 shares individually, 200,000 shares held by his spouse, and 70,000 held by Jim McCullough Productions. Ms. O'Neal beneficially owns 5,000 shares individually and 45,000 shares held by her spouse. Mr. Thompson beneficially owns 275,000 shares individually, 162,334 shares held by a limited liability company of which he is a member, and 270,000 shares held by his spouse.

                 Certain Relationships and Related Transactions

         We currently lease our facilities in Shreveport from Jim McCullough Productions, Inc. at a monthly rate of $1,000, on a month-to-month basis. Mr. McCullough is the majority shareholder of Jim McCullough Productions, Inc. McCullough Productions, Inc. has waived any accrued rents through September 30, 2004.

          As of September 30, 2004, Mr. McCullough and his affiliates have loaned the Company approximately $268,783. This amount is payable on demand and does not accrue interest. As of September 30, 2004, Mac Filmworks owed Mr. McCullough $499,000 in accrued and unpaid salary.

          In July 2001, we issued to Brewer & Pritchard, P.C., 666,666 shares of common stock for services rendered and services to be rendered in the future. In May 2001, we issued to Mr. McCullough as a bonus, 1,000,000 shares of common stock valued at $100,000. In December 2000, we issued to Brewer & Pritchard, P.C., 100,000 shares of common stock for services rendered.

         Mac Filmworks, Inc., a Delaware corporation, is the sole shareholder and parent company of Mac Filmworks, Inc., a Texas corporation.

          In May 2004, Ken O'Neal purchased 1,600,000 shares of Mac Filmworks' common stock from an unaffiliated third party for $25,000.

                            Description of Securities

General

         We are authorized to issue 50,000,000 shares of common stock, $.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value.

Units

         We are offering 250,000 units, each consisting of one share of common stock and one Class A warrant, one Class B warrant, one Class C warrant, one Class D warrant, one Class E warrant, one Class F warrant and one Class G warrant. The common stock and warrants comprising a unit will be detachable and separately transferable.

Common stock

         As of September 30, 2004, there were 10,754,658 shares of common stock issued and outstanding that were held of record by approximately 172 shareholders. Other than 500,000 shares we have reserved for issuance under our employee stock option plan and the 1,000,000 shares reserved for issuance underlying the unites, no other shares have been reserved for issuance upon the exercise of warrants or options.

         Our certificate of incorporation authorizes 50,000,000 shares of common stock, $.0001 par value per share. The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock. The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

         Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of the affairs of Mac Filmworks, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Class A Warrants

         Included in each unit is one Class A warrant. If the maximum number of units is subscribed, there will be 250,000 Class A warrants outstanding.

         General. The following is a brief summary of the material provisions of the Class A warrants included in the units. This summary does not purport to be complete and is qualified in all respects by reference to the actual terms and provisions of the warrant agreement. A copy of the agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

         Rights to Purchase Shares of Common Stock. Each Class A warrant will entitle the registered holder to purchase one share of common stock at an exercise price of $2.00 per share. The exercise price of the Class A warrants bears no relation to any objective criteria of value, and should in no event be regarded as an indication of any future market price of the securities offered. The warrant will expire three years from the closing date of the offering.

         Method of Exercise. Each holder of a Class A warrant may exercise the Class A warrant by surrendering the certificate evidencing the warrant, with the form of election to purchase on the reverse side of the certificate properly completed and executed, together with payment of the exercise price to Mac Filmworks at it principal office in Shreveport, Louisiana. The exercise price will be payable in United States dollars or by certified or official bank check or other check acceptable to Mac Filmworks payable in United States dollars to the order of Mac Filmworks, Inc. No adjustment as to any dividends with respect to the shares of common stock will be made upon an exercise of warrants. If less than all of the Class A warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants. Certificates evidencing the Class A warrants may be exchanged for new certificates of different denominations by presenting the warrant certificates at Mac Filmworks' principal office.

         Anti-Dilution Adjustments. The exercise price and the number of shares of common stock purchasable upon exercise of any Class A warrants are subject to adjustment upon the occurrence of events, including a stock dividend, a stock split or reverse stock split, reclassifications, reorganizations, consolidations and mergers. No adjustment in the exercise price of the warrants will be made unless the adjustment would result in a $0.05 change in the exercise price of the warrant.

         Redemption Provisions. We have the option to redeem the outstanding Class A warrants in whole and not in part, at any time, on not less than 30 days' written notice to the registered holder of the warrant at a price equal to $0.01 per warrant, if the closing price per share for the common stock as reported on a national exchange, Nasdaq, the OTC Electronic Bulletin Board or in the pink sheets, exceeds one hundred fifty percent (150%) of the exercise price of the warrant, for 20 of the last 30 trading days. You will have the right to exercise the Class A warrants under the terms described above until the redemption date. On the redemption date, if you are the registered holder of unexercised Class A warrants, you are entitled to payment of the redemption price upon surrender of the redeemed warrants.

         Other Rights. In the event of an adjustment in the number of shares of common stock issuable upon exercise of the Class A warrants, we will not be required to issue fractional shares of common stock upon exercise of the warrants. In lieu of fractional shares of common stock, there will be paid to the holder of the warrant at the time of exercise an amount in cash equal to the same fraction of the current market value of a share of common stock.

         Class A warrant holders do not have any voting or any other rights of stockholders of the Company and are not entitled to dividends.

         A Class A warrant will not be exercisable by a warrant holder if (1) the shares of common stock issuable upon exercise of the warrant have not been registered under the securities or blue sky laws of the state of residence of the holder or (2) a current prospectus meeting the requirement of the laws of the state cannot be lawfully delivered by us or on our behalf. Under the terms of the Class A warrant agreement, we have agreed to use reasonable efforts to register the shares in which holders of warrants are known to reside and to maintain a current prospectus.

         Modification of Warrant Agreement. The Class A warrant agreement contains provisions permitting us without the consent of any warrant holder (1) to supplement or amend the warrant agreement in order to cure any ambiguity, (2) to correct or supplement any provision contained in the agreement which may be defective or inconsistent with any other provision, or (3) to make any other provisions in regard to matters or questions arising thereunder which we deem necessary or desirable and which does not adversely affect the interests of the warrant holders.

Class B Warrants

         Included in each unit is one Class B warrant. If the maximum number of units is subscribed, there will be 250,000 Class B warrants outstanding. The terms and conditions of the Class B warrants are identical to those of the Class A warrants, except that the Class B warrants are exercisable at a price of $3.00 per share.

Class C Warrants

         Included in each unit is one Class C warrant. If the maximum number of units is subscribed, there will be 250,000 Class C warrants outstanding. The terms and conditions of the Class C warrants are identical to those of the Class A warrants, except that the Class C warrants are exercisable at a price of $4.00 per share.

Class D Warrants

         Included in each unit is one Class D warrant. If the maximum number of units is subscribed, there will be 250,000 Class D warrants outstanding. The terms and conditions of the Class D warrants are identical to those of the Class A warrants, except that the Class D warrants are exercisable at a price of $5.00 per share.

Class E Warrants

         Included in each unit is one Class E warrant. If the maximum number of units is subscribed, there will be 250,000 Class E warrants outstanding. The terms and conditions of the Class E warrants are identical to those of the Class A warrants, except that the Class E warrants are exercisable at a price of $6.00 per share.

Class F Warrants

         Included in each unit is one Class F warrant. If the maximum number of units is subscribed, there will be 250,000 Class F warrants outstanding. The terms and conditions of the Class F warrants are identical to those of the Class A warrants, except that the Class F warrants are exercisable at a price of 7.00 per share.

Class G Warrants

         Included in each unit is one Class G warrant. If the maximum number of units is subscribed, there will be 250,000 Class F warrants outstanding. The terms and conditions of the Class G warrants are identical to those of the Class A warrants, except that the Class G warrants are exercisable at a price of $8.00 per share.

Preferred stock

         Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

            o     restricting dividends on the common stock;
            o     diluting the voting power of the common stock;
            o     impairing the liquidation rights of the common stock; and
            o delaying or preventing a change in control of Mac Filmworks without further action by the stockholders.

We have no present plans to issue any shares of preferred stock.

Delaware anti-takeover statute and charter provisions

         Delaware anti-takeover statute. We are subject to the provisions of
Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to some exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

            o Before this date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
            o Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

                  |X|   by persons who are directors and also officers, and

                  |X| by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be offered in a tender or exchange offer; or

                  |X| On or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock, which is not owned by the interested stockholder.

      For purposes of Section 203, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years before the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

      Certificate of incorporation. Our certificate of incorporation provides:

            o For the authorization of the board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock; and

            o That special meetings of stockholders may be called only by the chairman of the board, our president, or 30% of all the shares entitled to vote at the proposed special meeting.

         These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of Mac Filmworks. These provisions are designed to reduce the vulnerability of Mac Filmworks to an unsolicited proposal for a takeover of Mac Filmworks. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of Mac Filmworks. These provisions may also have the effect of preventing changes in the management of Mac Filmworks.

Transfer agent

         The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc.


                         Shares Eligible for Future Sale

         Before this offering, there has been no public market for any of our securities and there can be no assurance that a significant public market for any of our securities will develop or be sustained after this offering. Sales of substantial amounts of our common stock in the public market after this offering, or the possibility of those sales occurring could adversely affect the prevailing market price for our securities and our ability to raise equity capital in the future.

         Upon the completion of this offering, there will be a maximum of 11,004,658 shares of common stock issued and outstanding (assuming the maximum number of units are sold and the warrants underlying the units are not exercised). Assuming the maximum amount is sold, there will be 250,000 shares of common stock and 250,000 of each class of warrants that will be freely tradeable without restriction or further registration under the Securities Act, unless the securities are held by "affiliates" of Mac Filmworks. Affiliates of Mac Filmworks are people that control, are controlled by, or are under common control with Mac Filmworks. Among others, this includes our officers, directors, and large shareholders.

      The remaining 10,754,658 shares outstanding are considered "restricted securities" as defined in Rule 144. These shares were issued in private transactions and have not been registered under the Securities Act and may not be sold unless registered under the Securities Act or sold under an exemption from registration, such as the exemption provided by Rule 144.

      In general, under Rule 144, a person (or person whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including a person who may be considered to be our affiliate, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

            o one percent of the number of shares of our common stock then outstanding; or
            o the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

      Rule 144 is available for sales beginning 90 days after the effective date of this prospectus, and a majority of our restricted shares will have been held for one year as of the date of this prospectus. In addition to meeting the volume limitations and holding period requirements described above, shareholders must comply with the manner of sale provisions and notice requirements of Rule 144 and there must be current public information about Mac Filmworks.

      Under Rule 144(k), a person who is not considered to have been an affiliate of Mac Filmworks at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years (including the holding period of any prior owner who is not an affiliate of ours), would be entitled to sell those shares without complying with the manner of sale, public information, volume limitation, or notice filing provisions of Rule 144.


                              Plan of Distribution

      We are offering 250,000 units at an offering price of $1.00 per unit. The units will be offered on a best efforts minimum/maximum basis with a minimum offering of 100,000 units or $100,000, and a maximum offering of 250,000 units or $250,000. The shares will be offered and sold through One Financial Securities, Ltd., our managing placement agent, and through our officers and directors.

      We have agreed to pay the managing placement agent (1) a commission of ten percent (10%) of the gross proceeds raised through the sale of the units and (2) a 3% non-accountable expense allowance. No commissions or expense allowances will be paid to our officers and directors. In addition, the managing placement agent will purchase for one hundred dollars ($100), a five-year non-callable warrant exercisable at 110% of the price of the Units sold in the offering, for the number of shares equal to 10% of the common stock equivalent (not including shares underlying the warrants) issued to purchasers in this offering. The managing placement agent may not sell, assign, or hypothecate the warrant or the shares of common stock received upon conversion of the warrant for a period of 180 days from the effective date of the offering except to its officers or its partners or to members of the selling group and/or its officers or partners.

      With respect to the exercise of each warrant underlying the units sold in the offering, we have agreed to pay the managing placement agent one percent (1%) of the exercise price of each warrant, and a fee to the selling broker in an amount equal to two percent (2%) of the exercise price of for each warrant exercised; provided that such fee is payable only upon exercises of warrants on or after 12 months from the date of this Prospectus.

         The offering will begin on the date this prospectus is deemed effective and will close upon the earlier of (1) the sale of 250,000 units or (2) August 7, 2005. Upon the close of the offering, we have agreed to enter into a financial advisory agreement with One Financial Securities wherein they will agree to provide management and financial advisory services to Mac Filmworks for a period of five years for an annual fee of $12,000.

         In connection with the efforts of our officers and directors, they will rely on the safe harbor provisions of Rule 3a4-1 of the Exchange Act. Generally, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the Exchange Act for persons associated with an issuer. No person or group has made any commitment to purchase any or all of the units. Nonetheless, our officers and directors will use their best efforts to find purchasers for the units. We cannot state at this point if all the units will be sold.

         Upon the sale of 100,000 units, the subscriptions for units in this offering that are accepted by us will be credited immediately to Mac Filmworks and those funds may be spent by us at our discretion, without any waiting period or other contingency. Any purchase made by an officer, director or affiliate of Mac Filmworks for the explicit purpose of meeting the minimum amount of the offering shall be made for investment purposes only and not with a view toward redistribution.

         A subscription agreement to purchase the shares accompanies this prospectus, commencing on page A-1. After this registration statement has been declared effective, we will provide a subscription agreement and a copy of the final prospectus relating to this offering to each prospective investor. Subject to availability and our right to reject subscriptions, in whole or in part, for any reason, units may then be subscribed for by completing and returning the subscription agreement, together with payment for all units subscribed for, to Mac Filmworks by cashier's check, money order, or wire transfer.

         We reserve the right to reject any subscription in full or in part, and to terminate the offering at any time. The shares of common stock may only be offered, sold or traded in those states where this offering has been registered. However, we are not obligated to sell shares to any parties and we may refuse to do so. Purchasers of shares of common stock, either in this offering or in any subsequent trading market which may develop, must be residents of states in which the securities are registered or exempt from registration.

Escrow Account

         We have established an escrow account with Hibernia National Bank and have filed a copy of the escrow agreement with the SEC. Subscribers of the Units should deliver their Subscription Agreement to the managing placement agent and checks for the subscriptions should be made payable to Hibernia National bank. The managing placement agent shall transmit such checks directly to the escrow agent by noon of the next business day after receipt. Under the terms of the proposed agreement, all checks from investors will be deposited into such account until we receive and accept funds representing the minimum offering amount. Funds in the escrow account may be invested in obligations of, or obligations guaranteed by, the United States government or bank money market accounts, or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation (including certificates of deposit of any bank acting as depositary or custodian for any such funds). If we do not accept an investor's subscription, we will return his funds promptly, without interest.

         As soon as the minimum offering amount of $100,000 (representing 100,000 units) has been deposited into the escrow account, an initial closing will be scheduled and the funds will be transferred at the closing into one of our operating accounts. Following the initial closing, funds will continue to be deposited in the escrow account until the final closing at the end of this offering, which will take place promptly after the receipt and acceptance of the maximum offering amount of $250,000 or August 7, 2005, whichever occurs first. One or more interim closings may take place between the initial closing and the final closing.

         If the minimum offering amount is not reached by the termination date of this offering, August 7, 2005, we will promptly refund and return all monies to investors, without interest or deduction for service charges. You will therefore receive 100% of your money back if the minimum offering is not subscribed.

State Securities ("Blue Sky") Laws

         In order to comply with certain states' securities laws, if applicable, our shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states our shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied. Our officers, directors and placement agents will all be provided information on a current basis as to those states in which we have qualified or in which we have an opinion of counsel that our shares are exempt from registration.

Financial Advisory Agreement

         Upon the initial closing, we will enter into a Financial Advisory Agreement with One Financial Securities Ltd. The five-year agreement provides that One Financial will act as financial advisor to Mac Filmworks for an annual retainer of $12,000, payable quarterly.

              Disclosure of Commission position on indemnification
                         for Securities Act liabilities

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, Mac Filmworks has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

         In the event that a claim for indemnification against such liabilities, other than the payment by Mac Filmworks of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, Mac Filmworks will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

             Market for Common Stock and Related Stockholder Matters

         Currently, there is no public trading market for our securities and a market may never develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. As of September 30, 2004, there were approximately 172 shareholders of record of our common stock. We have not declared dividends on our common stock in the last two fiscal years or during the current fiscal year.

                      Interest of Named Experts and Counsel

   Principals of Brewer & Pritchard, P.C. own 766,666 shares of common stock.

                                     Experts

         The financial statements of Mac Filmworks appearing in this registration statement have been audited by Malone & Bailey, PC, independent registered public accountants, as provided in their report appearing on page F-1 and are included in reliance upon the report given upon the authority of Malone & Bailey, PC, as experts in accounting and auditing.

                                  Legal Matters

         Legal matters concerning the issuance of shares of common stock offered in this registration statement will be passed upon by Brewer & Pritchard, P.C., Houston, Texas.

                       Where You Can Find More Information

         At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

                         Attention: Jim McCullough, Sr., President
                         Mac Filmworks, Inc.
                         9464 Mansfield Road, Suite A-1
                         Shreveport, Louisiana 71118
                         (318) 687-8785

         Our fiscal year ends on December 31. We intend to become a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings will also be available to the public on the SEC Internet site at http://www.sec.gov/.

INDEX TO FINANCIAL INFORMATION

                                                                                    Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                             F-2

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003
         Balance Sheets                                                             F-3
         Statements of Expenses                                                     F-4
         Statements of Stockholders' Defecit                                        F-5
         Statements of Cash Flows                                                   F-7
         Notes to Financial Statements                                              F-8

INTERIM FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2004
         Interim Balance Sheets                                                     F-16
         Interim Statements of Operations for three months and nine months ended    F-17
              September 30, 2004 and 2003
         Interim Statements of Cash Flows for the nine months ended                 F-18
                  September 30, 2004 and 2003
                  Notes to Interim Financial Statements                             F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
   Mac Filmworks, Inc.
   (A Development Stage Company)
   Shreveport, Louisiana

We have audited the accompanying balance sheet of Mac Filmworks, Inc. (A Development Stage Company) as of December 31, 2003, and the related statements of expenses, stockholders' deficit, and cash flows for each of the two years then ended, and for the period from November 22, 1994 (Inception) through December 31, 2003. These financial statements are the responsibility of Mac Filmworks' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mac Filmworks, Inc. as of December 31, 2003, and the results of its operations and its cash flows for each of the two years then ended, and for the period from November 22, 1994 (Inception) through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Mac Filmworks will continue as a going concern. As discussed in Note 2 to the financial statements, the deficiency in working capital at December 31, 2003 and the operating losses raise substantial doubt about Mac Filmworks' ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

As discussed in Note 16 to the financial statements, errors resulting in an understatement of revenue and an overstatement of deferred revenue were discovered by management in 2003. Accordingly, adjustments have been made as of December 31, 2002, to correct the error.

Malone & Bailey, PC
Houston, Texas
www.malone-bailey.com
---------------------

March 9, 2004

                               MAC FILMWORKS, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                December 31, 2003




          Assets
Current Assets
    Cash                                                $        50
                                                        ===========



          Liabilities and Stockholders' Deficit
Current Liabilities
    Current portion of notes payable for film
       library purchases, including accrued interest    $   617,289
    Due to related parties                                  260,388
    Accrued officer salary                                  436,000
    Accounts payable                                          6,250
    Notes payable                                             6,581
    Deferred revenue                                            750
                                                        -----------
       Total Current Liabilities                          1,327,258

Long term portion of notes payable                          193,500
                                                        -----------
          Total Liabilities                               1,520,758
                                                        -----------
Contingencies

Stockholders' Deficit
    Preferred stock, $.0001 par, 10,000,000 shares
       authorized, no shares issued or outstanding
    Common stock, $.0001 par, 50,000,000 shares
       authorized, 10,754,658 shares issued
       and outstanding                                        1,075
    Paid in capital                                       1,382,921
    Deficit accumulated during the development stage     (2,904,704)
                                                        -----------
       Total Stockholder's Deficit                       (1,520,708)
                                                        -----------
          Total Liabilities and Stockholders' Deficit   $        50
                                                        ===========

                               MAC FILMWORKS, INC.
                          (A Development Stage Company)
                             STATEMENTS OF EXPENSES
                     Years Ended December 31, 2003 and 2002,
       and Period from November 22, 1994 (Inception) to December 31, 2003

                                                          (Restated)     Inception to
                                             2003            2002            2003
                                         ------------    ------------    ------------
Revenues                                 $      5,505    $     20,000    $     25,505

Operating Expenses
     General and administrative               103,151         118,403       1,876,363
     Imputed film storage rental costs          7,200           7,200          43,200
     Depreciation                               1,088           2,176          14,029
     Gain on disposition of assets                                             (5,925)
     Impairment expense                        15,000                         698,801
     Interest expense                          46,115          43,395         331,241
     Debt forgiveness                                                         (27,500)
                                         ------------    ------------    ------------
Net Loss                                 $   (167,049)   $   (151,174)   $ (2,904,704)
                                         ============    ============    ============

Basic and diluted net loss
     per common share                    $       (.02)   $       (.01)
Weighted average shares outstanding        10,687,991      10,654,658

                               MAC FILMWORKS, INC.
                          (A Development Stage Company)
                       STATEMENTS OF STOCKHOLDERS' DEFICIT
         Period from November 22, 1994 (Inception) to December 31, 2003

                                         Common Stock             Paid In     Accumulated
                                    Shares         Amount         Capital       Deficit        Totals
                                  -----------    -----------    -----------   -----------   -----------
Issuance of stock to
     founders at inception             10,000    $         1    $       999                 $     1,000
Cancellation of stock
     issued to one of
     original founders                 (1,000)
Issuances of common stock in:
     1997 to other
         original founders          3,991,000            399           (399)
     1997 for services                150,528             14         75,249                      75,264
     1997 for film library
         acquisitions                 247,680             25        123,815                     123,840
     1997 in a private
         offering for cash            400,000             40        199,960                     200,000
     1997 in a private
         offering for cash             37,500              4         37,496                      37,500
     1997 for services
         related to the private
         offering                     100,000             10            (10)
     1997 for public
         shell purchase             1,340,000            134           (134)
Issuances of common stock in:
     1998 in a private
         offering for cash             40,000              4         29,996                      30,000
     1998 in a private
         offering for cash            100,750             10        100,740                     100,750
     1998 for services                320,700             32        320,668                     320,700
Imputed film storage
     rental costs                                                     7,200                       7,200
Issuances of common stock in:
     1999 for services                 70,000              7         52,494                      52,500
     1999 in a private
         offering for cash            147,000             15         36,035                      36,050
Imputed film storage
     rental costs                                                     7,200                       7,200
Issuance of common stock
     in 2000 for cash                 226,880             23         56,697                      56,720
     in 2000 for services             142,500             14         35,611                      35,625
     in March for payment
         of prior year account
         payable                       45,000              5         20,995                      21,000
     in July for
         computer equipment            26,120              2          6,528                       6,530
     in September for
         public shell purchase
         price adjustment             160,000             16            (16)
Imputed film storage
     rental costs                                                     7,200                       7,200
Net loss - period from
     Inception through
     Dec. 31, 2000                                                            $(1,612,537)   (1,612,537)
                                  -----------    -----------    -----------   -----------   -----------
(Restated) Balances,
     December 31, 2000              7,554,658            755      1,118,324    (1,612,537)     (493,458)
                                  -----------    -----------    -----------   -----------   -----------

                            (continued on next page)

                               MAC FILMWORKS, INC.
                          (A Development Stage Company)
                 STATEMENTS OF STOCKHOLDERS' DEFICIT (Continued)
         Period from November 22, 1994 (Inception) to December 31, 2003


                                     Common Stock             Paid In      Accumulated
                                 Shares         Amount        Capital        Deficit        Totals
                               -----------    -----------    -----------   -----------    -----------
(Restated) Balances,
    December 31, 2000            7,554,658            755      1,118,324    (1,612,537)      (493,458)

Issuance of common stock in:
    2001 for services            1,200,000            120        119,880                      120,000
    2001 for cash                  100,000             10          9,990                       10,000
    2001 for payment of
    accounts payable             1,800,000            180         94,197                       94,377
Imputed film storage
    rental costs                                                   7,200                        7,200

Net loss                                                                      (973,944)      (973,944)
                               -----------    -----------    -----------   -----------    -----------
(Restated) Balances,
    December 31, 2001           10,654,658          1,065      1,349,591    (2,586,481)    (1,235,825)

Imputed film storage
    rental costs                                                   7,200                        7,200

Contributions to capital                                            8,940                       8,940

Net loss                                                                      (151,174)      (151,174)
                               -----------    -----------    -----------   -----------    -----------
(Restated) Balances,
    December 31, 2002           10,654,658          1,065        1,365,731  (2,737,655)    (1,370,859)

Imputed film storage
    rental costs                                                   7,200                        7,200

Shares issued for
    film purchase                  100,000             10          9,990                       10,000

Net loss                                                                      (167,049)      (167,049)
                               -----------    -----------    -----------   -----------    -----------
Balances,
       December 31, 2003        10,754,658    $     1,075    $ 1,382,921   $(2,904,704)   $(1,520,708)
                               ===========    ===========    ===========   ===========    ===========

                               MAC FILMWORKS, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 2003 and 2002,
       and Period from November 22, 1994 (Inception) to December 31, 2003


                                                               (Restated)     Inception to
                                                    2003          2002           2003
                                                -----------    -----------    -----------
Cash Flows From Operating Activities
    Net loss                                    $  (167,049)   $  (151,174)   $(2,904,704)
    Adjustments to reconcile net loss to
       net cash used in operating activities
    Shares issued for services                                                    605,089
    Imputed film storage rental costs                 7,200          7,200         43,200
    Forgiveness of debt                                                           (27,500)
    Depreciation                                      1,089          2,176         14,029
    Gain on disposition of assets                                                  (5,925)
    Impairment expense                               15,000                       698,801
    Changes in:
       Accounts payable                               5,530            415         77,554
       Accrued officer salary                        84,000         84,000        436,000
       Accrued interest                              46,115         43,340        322,218
       Deferred revenue                                                750            750
                                                -----------    -----------    -----------
Net Cash Used In Operating Activities                (8,115)       (13,293)      (740,488)
                                                -----------    -----------    -----------
Cash Flows From Investing Activities
    Purchase of motion picture film libraries                                     (60,390)
    Purchase of motion picture film library
       purchase rights                                                            (16,000)
                                                                              -----------
Net Cash Used In Investing Activities                                             (76,390)
                                                                              -----------
Cash Flows From Financing Activities
    Proceeds from loans from stockholders            16,177         47,505        352,137
    Payments on loans from stockholders              (5,455)       (15,097)       (21,749)
    Proceeds from loans from banks                                   5,076        103,430
    Payments on loans from banks                     (2,679)       (33,192)       (96,850)
    Proceeds from sales of common stock                                           471,020
    Contributions to capital                                         8,940          8,940
                                                -----------    -----------    -----------
Net Cash Provided By Financing Activities             8,043         13,232        816,928
                                                -----------    -----------    -----------
Net change in cash                                      (72)           (61)            50

Cash at beginning of period                             122            183              0
                                                -----------    -----------    -----------
Cash at end of period                           $        50    $       122    $        50
                                                ===========    ===========    ===========

Supplemental Disclosures:
    Interest paid                               $         0    $         0    $         0
    Income taxes paid                                     0              0              0

                               MAC FILMWORKS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Business. Mac Filmworks, Inc. ("Mac Filmworks") was incorporated in Texas on November 22, 1994, to acquire, license and distribute classic movies, TV serials and other film products. During the development stage, Mac Filmworks is and has been attempting to raise sufficient cash to begin marketing efforts. In October 1997, Mac Filmworks acquired Keystone Entertainment, Inc. ("Keystone"), a Delaware corporation, in a transaction accounted for as a recapitalization. Keystone issued 4,747,680 shares of stock for the 4,747,680 shares or 100% of the then outstanding shares of Mac Filmworks. Before that issuance, Keystone had 1,340,000 shares outstanding, which is shown on the Statement of Stockholders' Deficit as the purchase price of Keystone by Mac Filmworks. The October 1997 agreement was amended November 21, 2000 to increase the 1,340,000 shares to 1,500,000 shares paid for Keystone.

Reclassifications. Certain prior year amounts have been reclassified to conform with the current year presentation.

Restatements of 2002 were made. See note 16 for details.

Use of Estimates. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results could differ from those estimates.

Cash includes demand deposit bank accounts. Mac Filmworks' policy for cash and cash equivalents includes any highly liquid investments with original maturities of three months or less.

Property and equipment is valued at cost. The costs of additions and betterments are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on disposition of equipment are reflected in operations.

Impairment of Long-Lived Assets. Films are reviewed for impairment on a film-by-film basis whenever events or changes in circumstances indicate that the historical cost-carrying value of each film may not be recoverable. Mac Filmworks assesses recoverability of the carrying value of each film by estimating the future net cash flows expected to result from the film, including eventual disposition. If the future net cash flows are less than the carrying value of the film, an impairment loss is recorded equal to the difference between the film's carrying value and fair value. Other assets are reviewed for impairment by asset group for which the lowest level of independent cash flows can be identified and impaired in the same manner as films. Impairment expense of $15,000 and $683,801 was recorded in 2003 and 2001, respectively. See Note 3 and Note 4.

Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

Revenue Recognition. Mac Filmworks recognizes revenue in accordance with Statement of Accounting Position 00-2 "Accounting by Producers or Distributors of Films". Revenue is recognized from a sale or licensing arrangement of a film when persuasive evidence of a sale or licensing arrangement with a customer exists; the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery; the license period of the arrangement has begun and the customer begins its exploitation, exhibition or sale; the arrangement fee is fixed or determinable; and collection of the arrangement fee is reasonably assured.

Income taxes. Mac Filmworks recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Mac Filmworks provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Recently issued accounting pronouncements. Mac Filmworks does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Mac Filmworks results of operations, financial position or cash flow.


NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that Mac Filmworks will continue as a going concern. Mac Filmworks incurred losses of $167,049 and $151,174 in 2003 and 2002, respectively, and has a working capital deficit of $1,327,208 as of December 31, 2003. Accordingly, these conditions create an uncertainty as to Mac Filmworks ability to continue as a going concern. To date, Mac Filmworks has generated limited revenues. Assuming Mac Filmworks raises the maximum amount in the initial public offering, Mac Filmworks expects to have sufficient working capital for approximately eight months of operations. However, Mac Filmworks may need operating funds at an earlier date if the maximum amount in the offering is not raised, or if operating expenses are greater than anticipated. Mac Filmworks does not anticipate generating sufficient revenues to fund working capital requirements during the initial period and will be dependent upon external sources of capital until such time. Mac Filmworks intends to conduct additional capital raising efforts immediately subsequent to the close of the initial public offering. The financial statements do not include any adjustments that might be necessary if Mac Filmworks is unable to continue as a going concern.


NOTE 3 - ACQUISITION OF FILM LIBRARY AND SUBSEQUENT IMPAIRMENT

During 1997, Mac Filmworks purchased 7 private libraries containing 996 classic films, made-for-television movies, animated features and cartoons from five individuals. A summary of the purchase price is as follows:


       Cash                                               $ 60,390
       Discounted value of notes payable                   483,571
       223,680 shares of stock at $.50 per share           111,840
                                                          --------
         Motion Picture Film Library                      $655,801
                                                          ========

Of the 996 films, 93 films are copyrighted and 903 are in the public domain. In addition, of the 70 films Mac Filmworks has the option to acquire, 8 are public domain films and 62 films are copyrighted. A film enters the public domain when
(1) the initial copyright expires without renewal for a second term, or both terms have expired or (2) the copyright notice was defective or missing from the work and no efforts were made to cure the omission. It is possible and likely that several public domain films that Mac Filmworks decides to market and distribute are either currently being distributed by or will eventually be distributed by third parties. Although Mac Filmworks has valid title and owns public domain masters, ownership rights as to these films will not be exclusive by definition.

In connection with the public domain films Mac Filmworks has title, Mac Filmworks does not have copyright protection and is unable to assert exclusive right to license or distribute these films. While Mac Filmworks may market, distribute and sell the public domain titles in which Mac Filmworks has title, Mac Filmworks will be unable to prevent third parties from exploiting the same titles. If third parties are able to more effectively market any public domain titles, Mac Filmworks may not be able to generate revenues sufficient to make the marketing and distribution of those titles profitable.

If Mac Filmworks continues to default on the notes payable associated with the film libraries and cannot continue to obtain extensions, Mac Filmworks could lose their rights to approximately 896 of the 996 films.

Mac Filmworks has not yet examined all properties purchased, but each agreement contains a right to substitute clause should any films be of inferior quality. All but about 100 films are being held by the library sellers. Mac Filmworks is paying $150 per month as storage to one seller. Mac Filmworks estimates the cost of storage for the other films would be $600 per month if all the sellers were charging a fair rate for this service. This amount is $7,200 per year which is being imputed as an expense and a shareholder capital contribution.

Annually, each seller re-confirms the transaction by extending the amount of time in writing to Mac Filmworks to pay off the purchase note. Mac Filmworks has full title to these films, as the purchase contracts do not state that the seller retains possession of the films until the purchase price is paid.

As of December 31, 2001, it was determined that estimated future net cash flows were less than the carrying value of the film library, and accordingly, an impairment loss of $655,801 was recorded for the year ended December 31, 2001. See Note 15.


NOTE 4 - ADDITIONAL FILMS PURCHASE OPTION

In 1997, Mac Filmworks paid $16,000 cash and 24,000 shares valued at $12,000 for the right to purchase an additional library of 700 films for an additional $104,000. The option expires in August 2003.

As of December 31, 2001, it was determined that estimated future net cash flows were less than the carrying value of the film purchase option, and accordingly, an impairment loss of $28,000 was recorded for the year ended December 31, 2001. See Note 15.


NOTE 5 - NOTES PAYABLE FOR FILM LIBRARY PURCHASES

Mac Filmworks agreed to purchase five film libraries for promissory notes as a portion of the purchase price. The balances as of December 31, 2003 and 2002 were:



                                                    2003           2002
                                                   --------       --------
     (1)   Western International, Inc.             $ 87,000       $ 87,000
     (2)   RAMM Film Video, Inc.                    100,000        100,000
     (3)   RAMM Film Video, Inc.                      8,000          8,000
     (4)   Saturn Productions, Inc.                 145,000        145,000
     (5)   Western International, Inc.              200,000        200,000
     (6)   Saturn                                     5,000
           Contractual down payments on
               the above not yet paid                 4,500          4,500
                                                   --------       --------
           Total principal                          549,500        544,500

           Add: imputed and accrued interest        261,289        215,174
                                                   --------       --------
                                                   $810,789       $759,674
                                                   ========       ========

Principal payments are due as follows:

                                    2004           $356,000
                                    2005            193,500
                                                   --------
                                                   $549,500
                                                   ========

Interest was imputed at 15% so the original recorded notes payable of $483,571 were recorded when purchased in 1997 at their net present values.

Collateral for each note payable are the underlying films being purchased.


(1) This $87,000 note originated on July 30, 1997, with 6 percent interest compounded monthly. Original terms required $43,500 plus accrued interest due August 31, 1998 and the remaining $43,500 plus accrued interest due August 31, 1999. Mac Filmworks obtained yearly extensions, the most recent extension requiring $43,500 plus accrued interest due August 31, 2004 and the remaining $43,500 plus accrued interest due August 31, 2005. The effective interest rate was 6.2% in 2003 and 2002.

(2) This $100,000 note originated on July 1, 1997, with 6 percent interest compounded monthly. Original terms required $50,000 plus accrued interest due August 31, 1998 and the remaining $50,000 plus accrued interest due August 31, 1999. Mac Filmworks obtained yearly extensions, the most recent extension requiring $50,000 plus accrued interest due August 31, 2004 and the remaining $50,000 plus accrued interest due August 31, 2005. The effective interest rate was 6.2% in 2003 and 2002.

(3) This $8,000 note originated on September 1, 1997, with 6 percent interest compounded monthly. Original terms required $8,000 plus accrued interest due September 30, 1998. Mac Filmworks obtained yearly extensions, the most recent extension requiring $8,000 plus accrued interest due August 31, 2004. The effective interest rate was 6.2% in 2003 and 2002.

(4) This $145,000 note originated on July 30, 1997, with 6 percent interest compounded monthly. Original terms required $72,500 plus accrued interest due August 31, 1998 and the remaining $72,500 plus accrued interest due August 31, 1999. Mac Filmworks obtained yearly extensions, the most recent extension requiring $145,000 plus accrued interest due August 31, 2004. The effective interest rate was 6.2% in 2003 and 2002.

(5) This $200,000 note originated on August 30, 1997, with 6 percent interest compounded monthly. Original terms required $100,000 plus accrued interest due August 31, 1998 and the remaining $100,000 plus accrued interest due August 31, 1999. Mac Filmworks obtained yearly extensions, the most recent extension requiring $100,000 plus accrued interest due August 31, 2004 and the remaining $100,000 plus accrued interest due August 31, 2005. The effective interest rate was 6.2% in 2003 and 2002.

(6) This $5,000 note originated on September 5, 2003, with 6 percent interest compounded monthly. Principal and interest is due August 31, 2004. The effective interest rate was 6.0% in 2003.


NOTE 6 - DUE TO RELATED PARTIES

Several shareholders loaned Mac Filmworks money to fund ongoing operations as well as pay expenses on behalf of Mac Filmworks. From time to time, Mac Filmworks pays these shareholders back by paying expenses on their behalf. In 2003, shareholders loaned Mac Filmworks $7,515 and paid expenses on behalf of Mac Filmworks of $8,662 and bank loans of $2,679. In 2003, Mac Filmworks repaid shareholder loans by paying $5,455 of expenses on behalf of shareholders. Although shareholders have funded operations in the past, they are under no obligation to do so in the future.


NOTE 7 - ACCRUED OFFICER SALARY

On January 1, 2001, Mac Filmworks agreed to pay the president an annual salary of $84,000. The contract expired December 31, 2003. Until funding is available, the amount is being accrued.


NOTE 8 - NOTES PAYABLE TO BANKS

The bank credit card is held in the name of the founding shareholder and is a revolving credit line with interest at 19%. This loan is unsecured and is guaranteed by the founding shareholder.


NOTE 9 - DEFERRED REVENUE

In July 2002, Mac Filmworks agreed to license one of Mac Filmworks films to an independent distributor of entertainment products. Mac Filmworks received a $10,000 royalty advance in the third quarter of 2002 and $10,000 in the fourth quarter of 2002. The agreement expires two years after release of the movie by the distributor. Upon release, Mac Filmworks will receive a 20% royalty from sales of the movie after the $20,000 advance is recovered. Sales began in September 2002. In accordance with Statement of Accounting Position 00-2 "Accounting by Producers or Distributors of Films", $10,000 was recognized in the third quarter of 2002 and $10,000 in the fourth quarter of 2002.

In July 2002, Mac Filmworks agreed to license one of Mac Filmworks films to an independent distributor of entertainment products. Mac Filmworks received a $750 deposit. The license expires ten years after the closing of the agreement. Upon approval for import from the purchaser's government, closing of the agreement will occur and the balance of $4,875 will be paid to Mac Filmworks. As of March 9, 2004, approval had not been granted. Revenue was not recognized for this transaction because governmental approval has not been granted, the license period of the arrangement has not begun and the customer has not begun its exploitation, exhibition or sale of the film. Revenue will be recognized when these conditions occur.


NOTE 10 - SALES OF COMMON STOCK

In 1997, Mac Filmworks sold 400,000 shares of common stock for $.50 per share for $200,000 and 37,500 shares for $1 per share for $37,500. In July 1998, Mac Filmworks sold 40,000 shares for $.75 per share for $30,000 and 100,750 shares for $1 per share for $100,750. In September 1999, 147,000 shares were sold for $.25 per share for $36,050. In 2000, Mac Filmworks sold 226,880 shares for $.25 per share for $56,720. In July 2001, Mac Filmworks sold 100,000 shares of common stock for $.10 per share for $10,000.


NOTE 11 - STOCK ISSUED FOR SERVICES & EQUIPMENT

In 2000, Mac Filmworks issued 142,500 shares to various individuals for services performed valued at $.25 per share, or $35,625.

In 2000, Mac Filmworks issued 160,000 shares to G/O International, Inc. for payment of previously disputed services in connection with the original shell acquisition.

In 2000, Mac Filmworks issued 26,120 shares in exchange for computer equipment. The shares were valued at $.25 per share, or $6,530 total. Mac Filmworks also issued 45,000 shares in payment of a prior year account payable listed at $21,000.

In May 2001, Mac Filmworks issued 1,000,000 shares to the founding shareholder as a bonus for past services valued at $.10 per share for a total value of $100,000.

In July 2001, Mac Filmworks issued 200,000 shares to a vendor for services valued at $.10 per share for a total charge to legal expense of $20,000.

In July 2001, Mac Filmworks issued 1,800,000 shares in payment of certain accounts payable listed at $94,377.


NOTE 12 - STOCK OPTION PLANS

Mac Filmworks adopted its 1998 Incentive Stock Option Plan to provide incentive stock options within the meaning of that term under Internal Revenue Code
Section 422. Such share options would be issued to current officers and employees at prices at or above current stock fair market value. 500,000 shares were reserved for issuance under the plan. As of March 9, 2004, no options had been granted.


NOTE 13 - INCOME TAXES

                  Deferred tax assets                     $ 508,000
                  Less: valuation allowance                (508,000)
                                                          ---------
                  Net deferred taxes                      $       0
                                                          =========

Mac Filmworks has a net operating loss carryforward of approximately $1,590,000 at December 31, 2003, which expires in the years 2009 through 2023.


NOTE 14 - CONTINGENT ASSET & LIABILITY

On July 15, 2000, Mac Filmworks agreed to purchase 70 films in exchange for 100,000 shares of common stock, if the Initial Public Offering ("IPO") opens at $5.00 per share; The final number of shares will be prorated based on the opening price of the IPO. The total number is based on a ceiling of $7.50 per share and a floor of $2.50. In addition to the shares, Mac Filmworks must pay $20,000 on the date of funding from the IPO. As of March 9, 2004, there has been no IPO, Mac Filmworks has not issued these shares nor taken possession of the films. The seller still possesses them and is still willing to complete the transaction. The contract requires specific performance from the Seller, although no time frame for the IPO was specified. Management believes the contract is enforceable and it is obligated to purchase the films when the IPO occurs. Damages due for non-performance by management, if any, are not estimable.

On September 5, 2003, Mac Filmworks amended its July 15, 2000 agreement to purchase 70 films in exchange for 100,000 shares of common stock, if the Initial Public Offering ("IPO") opened at $5.00 per share; The final number of shares would have been prorated based on the opening price of the IPO. The total number would have been based on a ceiling of $7.50 per share and a floor of $2.50. In addition to the shares, Mac Filmworks would have paid $20,000 on the date of funding from the IPO. The amendment requires 100,000 shares of common stock upon signing, $10,000 upon receipt of net proceeds from the IPO and a promissory note for $5,000 bearing 6 percent interest with principal and interest due August 31, 2004. The value of the stock issued was estimated at $.10 per share or $10,000. Mac Filmworks concluded the films were impaired when purchased and recognized $15,000 of impairment expense immediately.


NOTE 15 - SALES CONTRACT

Mac Filmworks entered into an agreement with Passion Music Corp. ("Passion") whereby Passion agreed to purchase 120 films from Mac Filmworks. 30 films were delivered in January 2003 and 30 films each month until all 120 films were delivered. Mac Filmworks received $500 non-refundable advance upon signing. The advance was credited $10 per film for the first 50 films. The fee per film is $300 less a 7 1/2 percent commission to AR Brown for a net fee to Mac Filmworks of $277.50 per film. Mac Filmworks agreed to reduce the price by $60 per film for each film that was not in the public domain or was registered to someone else.

NOTE 16 - RESTATEMENTS OF PREVIOUSLY REPORTED FINANCIAL STATEMENTS

In 2003, management re-evaluated the release date of one of their films licensed in July 2002 to an independent distributor of entertainment products. Mac Filmworks received a $10,000 royalty advance in the third quarter of 2002 and $10,000 in the fourth quarter of 2002 for the two year agreement. Upon release, Mac Filmworks is to receive a 20% royalty from sales of the movie after the $20,000 advance is recovered. Management originally thought the release occurred in 2003, but after further evaluation, determined the release began in September 2002. In accordance with Statement of Accounting Position 00-2 "Accounting by Producers or Distributors of Films", $10,000 was recognized in the third quarter of 2002 and $10,000 in the fourth quarter of 2002. As a result, deferred revenue and net loss were overstated by $20,000 and revenue was understated by $20,000 as of and for the year ended December 31, 2002.

                               MAC FILMWORKS, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                               September 30, 2004
                                   (unaudited)




          Assets
Current Assets
    Cash                                                $        159
    Loan costs (net of $134 accumulated amortization)          2,365
                                                        ------------
                                                               2,524
                                                        ============



          Liabilities and Stockholders' Deficit
Current Liabilities
    Current portion of notes payable for film library
     purchase, including accrued expenses               $    576,383
    Due to related parties                                   268,783
    Accrued officer salary                                   499,000
    Accounts payable                                           7,818
    Notes payable                                              4,900
    Deferred revenue                                             750
                                                        ------------
       Total Current Liabilities                           1,357,634

Notes payable for film library purchases,
    including accrued expenses                               271,000
                                                        ------------
          Total Liabilities                                1,628,634
                                                        ------------
Contingencies

Stockholders' Deficit
    Preferred stock, $.0001 par, 10,000,000 shares
       authorized, no shares issued or outstanding
    Common stock, $.0001 par, 50,000,000 shares
       authorized, 10,754,658 shares issued
       and outstanding                                         1,075
    Paid in capital                                        1,388,321
    Deficit accumulated during the development stage      (3,015,506)
                                                        ------------
       Total Stockholder's Deficit                        (1,626,110)
                                                        ------------
          Total Liabilities and Stockholders' Deficit   $      2,524
                                                        ============

                               MAC FILMWORKS, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
              Three Months and Nine Months Ended September 30, 2004
  and 2003, and Period from November 22, 1994 (Inception) to September 30, 2004
                                   (unaudited)


                           Three Months Nine Months
                               Ended September 30,            Ended September 30,         Inception to
                              2004             2003           2004            2003            2004
                          ------------    ------------    ------------    ------------    ------------
Revenues                  $         --              --    $         --    $      5,505    $     25,505

Operating Expenses
     General and
       administrative           23,291          24,659          68,312          74,119       1,944,674
     Imputed film
       storage rental
       costs                     1,800           1,800           5,400           5,400          48,600
     Depreciation                   --              --              --           1,088          14,029
     Gain on
       disposition
       of assets                    --              --              --              --          (5,925)
     Impairment expense             --          15,000              --          15,000         698,801
     Interest expense           12,622          11,613          37,090          34,276         368,332
     Debt forgiveness               --              --              --         (27,500)
                          ------------    ------------    ------------    ------------    ------------
Net Loss                  $    (37,713)   $    (53,072)   $   (110,802)      $(124,378)   $ (3,015,506)
                          ============    ============    ============    ============    ============

Basic and diluted
  net loss per
  common share            $       (.00)   $       (.00)   $       (.01)   $       (.01)
Weighted average
  shares
  outstanding               10,754,658      10,687,991      10,754,658      10,665,769

                               MAC FILMWORKS, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                    Nine Months Ended September 30, 2004 and
   2003, and Period fr om November 22, 1994 (Inception) to September 30, 2004
                                   (unaudited)

                                                                             Inception to
                                                   2004            2003          2004
                                                -----------    -----------    -----------
Cash Flows From Operating Activities
    Net loss                                    $  (110,802)   $  (124,378)   $(3,015,506)
    Adjustments to reconcile net loss to
       net cash used in operating activities
    Shares issued for services                           --             --        605,089
    Imputed film storage rental costs                 5,400          5,400         48,600
    Forgiveness of debt                                  --             --        (27,500)
    Depreciation                                         --          1,088         14,029
    Gain on disposition of assets                        --             --         (5,925)
    Impairment expense                                   --             --        698,801
    Amortization                                        134         15,000            134
    Changes in:
       Accounts payable                               1,568           (220)        79,122
       Accrued officer salary                        63,000         63,000        499,000
       Accrued interest                              36,595         34,276        358,812
       Deferred revenue                                  --             --            750
                                                -----------    -----------    -----------
Net Cash Used In Operating Activities                (4,105)        (5,834)      (744,594)
                                                -----------    -----------    -----------
Cash Flows From Investing Activities
    Purchase of motion picture film libraries            --             --        (60,390)
    Purchase of motion picture film library
       purchase rights                                   --             --        (16,000)
                                                -----------    -----------    -----------
Net Cash Used In Investing Activities                    --             --        (76,390)
                                                -----------    -----------    -----------
Cash Flows From Financing Activities
    Proceeds from loans from stockholders             8,395         12,550        361,132
    Payments on loans from stockholders              (1,681)        (3,655)       (22,349)
    Proceeds from loans from banks                       --             --        103,430
    Payments on loans from banks                         --         (2,342)       (98,530)
    Proceeds from sales of common stock                  --             --        471,020
    Contributions to capital                             --             --          8,940
    Payments for loan extension                      (2,500)            --         (2,500)
                                                -----------    -----------    -----------
Net Cash Provided By Financing Activities             4,214          6,553        821,143
                                                -----------    -----------    -----------
Net change in cash                                      109            719            159

Cash at beginning of period                              50            122              0
                                                -----------    -----------    -----------
Cash at end of period                           $       159    $       841    $       159
                                                ===========    ===========    ===========
    NON-CASH DISCLOSURES:
    Stock issued for film purchase option       $              $    10,000    $    10,000
    Note payable issued for film purchase                            5,000          5,000
       option

                               MAC FILMWORKS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (unaudited)


NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Mac Filmworks, Inc. ("Mac Film") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in this Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal year 2003, as reported in this SB-2, have been omitted.


NOTE 2 - NOTES PAYABLE

In August 2004, certain notes were extended for one year. Based on the extensions, principle and accrued interest due in 2005 is $441,940 and principle and accrued interest due in 2006 will be $466,327.


NOTE 3- ACCRUED OFFICER SALARY

On January 1, 2001, Mac Filmworks agreed to pay the president an annual salary of $84,000 to December 31, 2003. In January 2004, the contract was renewed to expire in January 2007. Until funding is available, the amount is being accrued.


NOTE 4 - CONTINGENCIES

On July 15, 2000, Mac Filmworks agreed to purchase 70 films in exchange for 100,000 shares of common stock, if the Initial Public Offering ("IPO") opens at $5.00 per share; The final number of shares will be prorated based on the opening price of the IPO. The total number is based on a ceiling of $7.50 per share and a floor of $2.50. In addition to the shares, Mac Filmworks must pay $20,000 on the date of funding from the IPO. As of March 9, 2004, there has been no IPO, Mac Filmworks has not issued these shares nor taken possession of the films. The seller still possesses them and is still willing to complete the transaction. The contract requires specific performance from the Seller, although no time frame for the IPO was specified. Management believes the contract is enforceable and it is obligated to purchase the films when the IPO occurs. Damages due for non-performance by management, if any, are not estimable.

On September 5, 2003, Mac Filmworks amended its July 15, 2000 agreement to purchase 70 films in exchange for 100,000 shares of common stock, if the Initial Public Offering ("IPO") opened at $5.00 per share; The final number of shares would have been prorated based on the opening price of the IPO. The total number would have been based on a ceiling of $7.50 per share and a floor of $2.50. In addition to the shares, Mac Filmworks would have paid $20,000 on the date of funding from the IPO. The amendment requires 100,000 shares of common stock upon signing, $10,000 upon receipt of net proceeds from the IPO and a promissory note for $5,000 bearing 6 percent interest with principal and interest due August 31, 2004. The value of the stock issued was estimated at $.10 per share or $10,000. Mac Filmworks concluded the films were impaired when purchased and recognized $15,000 of impairment expense immediately.

On November 8, 2004, the agreement was amended extending it until August 2005.